Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

AMONG

MELINTA THERAPEUTICS, INC.

AND

THE SUPPORTING LENDERS IDENTIFIED HEREIN

DATED AS OF DECEMBER 27, 2019

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Defined Terms	6
Section 1.2	Terms Defined Elsewhere in this Agreement	16

ARTICLE II

DEFINITIVE DOCUMENTS

Section 2.1	Incorporation of Exhibits and Schedules	18
Section 2.2	Definitive Documents	18

ARTICLE III

COMMITMENTS OF THE SUPPORTING LENDERS

Section 3.1	Support of Restructuring	18
Section 3.2	Rights of Supporting Lenders Unaffected	20
Section 3.3	Transfer of Claims	21

ARTICLE IV

COMMITMENTS OF THE COMPANY
Section 4.1	Commitments of the Company	21
Section 4.2	Rights of the Debtors Unaffected	24

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Qualification, Organization, Subsidiaries, etc.	25
Section 5.2	Capitalization	26
Section 5.3	Corporate Authority	26
Section 5.4	Consents and Approvals	27
Section 5.5	No Violations	27
Section 5.6	SEC Filings; Financial Statements	28
Section 5.7	No Undisclosed Liabilities	30
Section 5.8	Absence of Certain Changes	30
Section 5.9	Brokers or Finders	31
Section 5.10	Litigation	31
Section 5.11	Intellectual Property	31

i

ii

Exhibit A	Restructuring Term Sheet
Exhibit B	Interim Cash Collateral Order
Exhibit C	Form of Transfer Joinder
Exhibit D	First Day Pleadings
Exhibit E	Bidding Procedures Order
Exhibit F	Interfund Transfers

iii

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof (this “Agreement”)), dated as of December 27, 2019, is among Melinta Therapeutics, Inc., a Delaware corporation (“Melinta” or the “Company”), on behalf of itself and its Subsidiaries listed on Annex A to the Restructuring Term Sheet (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries,” and, together with Melinta, each a “Debtor,” and collectively, the “Debtors”), Deerfield Private Design Fund III, L.P. (“PDIII”) and Deerfield Private Design Fund IV, L.P. (“PDIV”, and together with PDIII, the “Supporting Lenders”), the lenders (after giving effect to the transfers described in Exhibit F) pursuant to that certain Facility Agreement, dated as of January 5, 2018 (as amended by that certain First Amendment to Facility Agreement, dated as of January 14, 2019, and as further amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Prepetition Credit Agreement”), by and among Melinta, Cortland Capital Markets, LLC, as agent (in such capacity, the “Prepetition Agent”), and the Supporting Lenders, as lenders (the “Prepetition Lenders”). The Company and the Supporting Lenders are each referred to herein as a “Party” and collectively, the “Parties.” Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Restructuring Term Sheet.

RECITALS

WHEREAS, the Debtors are engaged in the business of, directly or indirectly, researching, developing, making or having made, promoting, marketing, using, licensing and selling the medicinal or pharmaceutical products, product candidates or therapies that are as of the date of this Agreement being researched, developed, tested (including through clinical trials), commercialized, manufactured, stored, sold, licensed, or distributed by or on behalf of any of the Debtors, including (i) delafloxacin, known as Baxdela®, (ii) minocycline, known as Minocin® for injection, (iii) oritavancin, known as Orbactiv® and (iv) meropenem and vaborbactam, known as Vabomere® (such business, the “Business”; and Baxdela®, Minocin®, Orbactiv®, Vabomere®, in each case, including any Variant thereof, and any other pharmaceutical or other compounds, compositions, formulations, methods, processes, materials, products, product candidates or therapies that have been acquired, or have been or are under development, manufacture, distribution or commercialization, by or on behalf of any of the Debtors (including any Affiliate thereof), taken together, the “Products”);

WHEREAS, prior to the date of this Agreement, the Parties, Deerfield Special Situations Fund, L.P. (“DSS”) and the Prepetition Agent were party to the Prepetition Credit Agreement;

WHEREAS, DSS has transferred its Prepetition Credit Agreement Claims to the Supporting Lenders as set forth in Exhibit F;

WHEREAS, the Prepetition Agent holds first-priority (subject to certain Permitted Liens (as defined in the Prepetition Credit Agreement)) liens on all Collateral (as defined in the Prepetition Security Agreement), which includes substantially all of the assets of the Debtors, including all Company Intellectual Property;

WHEREAS, as of the date and time of this Agreement, the Company has not commenced a case under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, the Parties have negotiated a restructuring of the Company (the “Restructuring”) which shall be implemented in accordance with a pre-negotiated chapter 11 plan of reorganization (the “Plan”) that implements a reorganization and recapitalization of the Company pursuant to chapter 11 cases (the “Chapter 11 Cases”) commenced under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), subject to the Debtors’ evaluation of Alternative Transactions in accordance with the terms hereof and in accordance with the Bidding Procedures (as defined herein);

WHEREAS, subject to the Company’s evaluation of Alternative Transactions as set forth herein and in the Bidding Procedures, the Restructuring contemplated by this Agreement shall be implemented upon the terms and conditions set forth in the term sheet attached hereto as Exhibit A (together with all exhibits, schedules, and attachments thereto and as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”);

WHEREAS, subject to Bankruptcy Court approval, the Debtors have obtained the agreement for the consensual use of “cash collateral” pursuant to the terms and conditions of the proposed interim cash collateral order attached hereto as Exhibit B (the “Interim Cash Collateral Order”) and a proposed final order to be on terms substantially identical to the terms set forth in the Interim Cash Collateral Order with such changes necessary to convert the Interim Cash Collateral Order into a final order (the “Final Cash Collateral Order” and together with the Interim Cash Collateral Order the “Cash Collateral Orders” and each a “Cash Collateral Order”) to be entered by the Bankruptcy Court in form and substance mutually acceptable to the Company and the Requisite Supporting Lenders;

WHEREAS, in order to effectuate the Restructuring, the Debtors intend to file petitions commencing (the date of commencement being the “Petition Date”) the Chapter 11 Cases under chapter 11 of the Bankruptcy Code;

WHEREAS, this Agreement is the product of arm’s-length, good-faith negotiations among the Parties and is not intended to be and shall not be deemed to be a solicitation of acceptances of any chapter 11 plan; and

WHEREAS, the Parties have agreed to support the Restructuring subject to and in accordance with the terms of this Agreement and to use commercially reasonable efforts to complete the negotiation of the terms of the documents and completion of the actions specified to effect the Restructuring in accordance with the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits, Annexes and Schedules annexed hereto or referred to herein.

“Antitrust Laws” means any applicable supranational, national, federal, state, county or local antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

“Approved KEIP” means that certain Key Employee Incentive Plan as consented to by the Supporting Lenders prior to the Petition Date.

“Bidding Procedures” means the bidding procedures in the form attached to the Bidding Procedures Orders, to be approved by the Bankruptcy Court in the Chapter 11 Cases (and which for the avoidance of doubt shall not be modified in any respect without the consent of the Requisite Supporting Lenders).

“Bidding Procedures Order” means the order in the form attached hereto as Exhibit E, approving, among other things, the Bidding Procedures, to be entered by the Bankruptcy Court in the Chapter 11 Cases (and which for the avoidance of doubt shall not be modified in any respect without the consent of the Requisite Supporting Lenders).

“Books and Records” means all documents of, or otherwise in the possession, custody or control of, or used by, the Debtors in connection with, or relating to, the Business or the operations of the Debtors, including all books and records (financial, laboratory and otherwise), files, instruments, papers, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, billing records, and patient support and market research programs and related databases, documents relating to the filing, prosecution, maintenance, enforcement or defense of Intellectual Property, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), data (including safety data, clinical trial data, patient data), reports (including environmental reports and assessments), plans, mailing lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, architects agreements, construction contracts, drawings, plans and specifications, records of operations, standard forms of documents, and related books, records and workpapers, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage data containing such information), all complaint files and adverse event files in the safety and quality databases of the Debtors or their Affiliates, in each case, whether or not in electronic form.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other governmental action to close.

“Business Permits” means all Permits that are required for the operation of the Business, in each case, as conducted or owned and used by the Debtors on the date of this Agreement.

“Cause of Action” means any action, suit, claim, complaint, litigation, investigation, proceeding, arbitration or other similar dispute by or before any Governmental Entity.

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against the Debtors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Owned Registered Intellectual Property, and all of the Company’s and each of its Subsidiaries’ rights therein, and, in the case of Trademarks, all goodwill associated with or symbolized thereby.

“Company IT Assets” means the IT Assets owned, used or held for use by any of the Company or any of its Subsidiaries.

“Company Specified Representations” means the representations and warranties contained in the first sentence of Section 5.1, Section 5.3 and Section 5.9.

“Confirmation Order” has the meaning set forth in the definition of “Definitive Documents.”

“Contract” means any agreement, commitment, promise, undertaking, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or instrument, whether written or oral.

“Copyrights” means all copyrights and applications for copyright.

“Debtor Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by, any of the Debtors or any of their Subsidiaries. Debtor Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, employment, consulting, retirement, severance, separation, termination or change in control agreements, relocation, repatriation, expatriation, termination pay, performance awards, bonuses, incentives, equity-based awards, phantom equity, supplemental retirement, deferred compensation, profit sharing, insurance, medical, welfare, fringe or other benefits, but excluding any such plans established pursuant to statute.

“Deerfield” means Deerfield Management Company, L.P. and its Affiliates.

“Definitive Documents” means (i) the Plan and Plan Supplement (including all exhibits and supplements thereto); (ii) the disclosure statement with respect to such Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement and Solicitation Materials and the order to be entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (iii) the order to be entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; (iv) those motions and proposed court orders that the Company files on or after the Petition Date and seeks to have heard on an expedited basis at the “first day hearing,” which shall consist of the motions and proposed orders listed on Exhibit D hereto; (v) the documents or agreements for the governance of the reorganized Company, including any shareholders’ agreements and certificates of incorporation; (vi) the documents or agreements related to any management incentive plan or management or consulting agreements of the reorganized Company to the extent such plan or agreements are part of the Plan or Plan Supplement; (vii) all agreements relating to warrants or other interests exercisable into shares of the reorganized Company; (viii) the Final Cash Collateral Order; and (ix) such other documents, pleading, agreements or supplements as may be reasonably necessary or advisable to implement the Restructuring; and in the case of all such documents described in clauses (i) through (ix) consistent in all respects with the Restructuring Term Sheet, and except as otherwise set forth in the Restructuring Term Sheet, reasonably acceptable in form and substance to the Requisite Supporting Lenders and the Debtors, and in the case of the Final Cash Collateral Order, acceptable to the Requisite Supporting Lenders.

“Disclosure Statement” has the meaning set forth in the definition of “Definitive Documents.”

“Disclosure Statement Order” has the meaning set forth in the definition of “Definitive Documents.”

“Effective Date” means the date that the Plan becomes effective.

“EMA” means the European Medicines Agency.

“Encumbrance” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, lease, sublease, option, right of first refusal, easement, servitude, restrictive covenant, encroachment, right of use or possession, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature, whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by Law, Contract or otherwise.

“Environmental Laws” means all Laws relating to the protection of the environment.

“Equity Interests” means all equity interests of any kind, including common and preferred stock, options, warrants and other agreements or rights to acquire the same (including any arising under or in connection with any employment agreement, incentive plan, benefit plan, or the like).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Estates” means individually or collectively, the estate or estates of each Debtor created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” has the meaning set forth in the definition of “Material Adverse Effect”.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the U.S. Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. § 301 et seq.).

“Final Order” means an Order which has not been stayed (or with respect to which any stay has been lifted) and (i) as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Section 60(b) of the Federal Rules of Civil Procedure) or a petition for writ of certiorari has expired and no appeal, motion, stay or petition is pending, or (ii) in the event that such an appeal or petition thereof has been sought, either (A) such Order shall have been affirmed by the highest court to which such Order was appealed or certiorari shall have been denied, and the time to take any further appeal or petition of certiorari shall have expired or (B) such appeal, motion, stay or petition shall not have been granted and shall no longer be pending and the time for seeking such appeal, motion, stay or petition shall have expired.

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means, with respect to the Company and its Subsidiaries, standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA, applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, and 312), and applicable guidance documents, as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Regulatory Authorities in any other countries in which the Products are sold or intended to be sold, including applicable regulations or guidelines from the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, to the extent such standards are more stringent than those applicable in the United States.

“Good Laboratory Practices” means, with respect to the Company and its Subsidiaries, standards for pharmaceutical laboratories, as set forth in the FDCA, applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Part 58), and applicable guidance documents, as amended from time to time, and such standards of good laboratory practices as are required by Regulatory Authorities in any other countries in which the Products are sold or intended to be sold, including applicable regulations or guidelines from the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, to the extent such standards are more stringent than those applicable in the United States.

“Good Manufacturing Practices” means, with respect to the Company and its Subsidiaries, standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA, applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 210 and 211), and applicable guidance documents, as amended from time to time, and such standards of good manufacturing practices as are required by Regulatory Authorities in any other countries in which the Products are sold or intended to be sold, including applicable regulations or guidelines from the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, to the extent such standards are more stringent than those applicable in the United States.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial, or administrative governmental entity at any level, or any agency, department or instrumentality thereof.

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law.

“Health Laws” means any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, recordkeeping and filing of required reports and their respective counterparts promulgated by Regulatory Authorities in countries outside the United States including (a) the FDCA (21 U.S.C. § 301 et seq.) and the regulations and applicable guidance promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. § 201 et seq.) and the regulations and applicable guidance promulgated thereunder, (c) all U.S. federal, state, and local healthcare related fraud and abuse Laws, including the U.S. Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion Laws (42 U.S.C. § 1320a-7), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. §§ 286 and 287, and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), the regulations promulgated thereunder and comparable state Laws and (e) all comparable Laws administered by Regulatory Authorities outside of the United States, each of clauses (a) through (e) as may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Compensation Plan” means the Melinta Therapeutics Inc. Sales Incentive Plan, effective October 1, 2019.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time) with respect to the Products, or the equivalent application or filing submitted to any equivalent Regulatory Authority outside the United States of America (including any supranational agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Encumbrance on owned or acquired property of the reference Person, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (and any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (f) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice), (g) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (h) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property” means all intellectual property rights and proprietary rights of any kind or nature, including any and all of the following arising in any jurisdiction of the world: (a) Patents; (b) Trademarks; (c) Trade Secrets; (d) Copyrights; (e) internet domain names; and (f) all applications for, and registrations of, any of the foregoing.

“Inventory” means all raw materials, work-in-progress, finished goods, supplies (including clinical drug supplies), samples (including samples held by sales representatives), components, package inserts, packaging and labeling materials, and other inventories to which the Debtors have title that are in the possession of the Debtors or any third party and used or held for use in connection with any Product or related to the Business, including (i) all of the Products that are in a finally packaged form for distribution to end users with all legally required warnings, labeling and packaging and (ii) all active pharmaceutical ingredients.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment and all associated documentation.

“Knowledge of the Debtors” means the actual knowledge of the individuals set forth on Section 1.1 of the Company Disclosure Letter.

“Law” means any U.S. or non-U.S. federal, state, provincial or local law, statute, code, ordinance, rule, regulation, Order, stipulation, award or common law requirement.

“Lender Specified Representations” means the representations and warranties contained in the first sentence of Section 6.1, Section 6.2 and Section 6.5.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, asserted or not asserted, liquidated or unliquidated, and whether due or to become due, and whether in Contract, tort or otherwise.

“Licensed IP” means any Intellectual Property that is licensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.

“Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of the Debtors hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, (a) a material adverse effect on or a material adverse change in or to the business, results of operations, financial condition, assets, or liabilities of the Company and its Subsidiaries (taken as a whole) or (b) a material adverse effect on the ability of the Debtors to consummate the Transactions or perform their obligations under this Agreement or the Restructuring Term Sheet on a timely basis; provided, however, that a Material Adverse Effect shall not be deemed to include events, changes, effects, conditions, states of facts or occurrences arising out of, relating to or resulting from: (i) changes in the United States or foreign economies or financial markets in general, (ii) general changes or developments in business, regulatory or macroeconomic conditions or trends that affect the industries and markets in which the Business operates, (iii) public announcement of this Agreement or the Chapter 11 Cases, the public announcement or the consummation of the Restructuring and the Transactions, the commencement of the Chapter 11 Cases or the identity of the Supporting Lenders, (iv) any action or omission by the Supporting Lenders in breach of this Agreement, (v) any action which is expressly requested in writing by a Supporting Lender, (vi) changes in any applicable Laws or applicable accounting regulations or principles or the enforcement or interpretation thereof, (vii) any outbreak or escalation of hostilities or war or any act of terrorism or natural disaster or act of God and (viii) any failure of the Business to meet any budgets, plans, projections or forecasts (internal or otherwise) or any decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company as a result of the commencement of the Chapter 11 Cases (each of clauses (i) through (viii), an “Excluded Matter”); provided further that with respect to clauses (i), (ii), (vi) and (vii), such effects shall not be deemed to arise out of, relate to or result from an Excluded Matter to the extent the same disproportionately adversely affects the Company and its Subsidiaries or the Business, in each case, taken as a whole, as compared to other similarly situated entities or businesses.

“Milestones” means those Milestones set forth in Annex D to the Restructuring Term Sheet.

“Nasdaq” means the Nasdaq Stock Exchange.

“NDA” means a new drug application for a drug submitted to the FDA pursuant to 21 C.F.R. Part 314 (as amended from time to time), and all amendments or supplements thereto, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other Regulatory Authority outside of the United States, and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“OFAC” means the Office of Foreign Asset Control of the United States Department of the Treasury.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of, or entered, issued, made or rendered by, a Governmental Entity, or any settlement agreement entered in connection therewith.

“Outside Date” means April 30, 2020 at 11:59 p.m. Eastern Time.

“Patents” means patents and patent applications, invention disclosures and rights in respect of utility models or industrial designs, including all related continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, revisions, supplementary protection certificates, substitutions, and extensions thereof.

“Permits” means all licenses, permits, franchises, approvals, registrations, listings, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Encumbrance” means any (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) Encumbrance for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or any similar Encumbrance incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrance imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, fire, health and Environmental Laws and similar regulations, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation, (e) Encumbrance incurred in the ordinary course of business consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security, (f) licenses, covenants not to sue or similar rights with respect to Intellectual Property that are granted in the ordinary course of business and (e) those Encumbrances granted under the Cash Collateral Orders.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, governmental or regulatory authority, or any other legal entity or association, including the United States Trustee and any official or ad hoc committee formed in the Chapter 11 Cases.

“Personal Information” means any information or data that alone, or together with any other data or information, identifies any person or device, and any other personal information whose processing, security, collection, storage, use, disclosure, transfer or other exploitation is governed under any applicable Laws with respect to privacy or data protection.

“Plan Supplement” means the documents and forms of documents, schedules and exhibits to the Plan, to be filed by the Debtors no later than ten (10) calendar days before the deadline to vote on the Plan filed with the Bankruptcy Court (including any amendments or supplements thereto). Such documents shall be consistent with the terms of the Restructuring, the Restructuring Term Sheet and the Plan and acceptable in form and substance to the Parties.

“Prepetition Security Agreement” means the Guaranty and Security Agreement, dated January 5, 2018, among the Debtors and the Prepetition Agent, as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property that have been registered or filed with or by, or are the subject of an application before, any Governmental Entity or internet domain name registrar, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and internet domain name registrations.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA or the EMA, with responsibility for granting any license, registrations or approvals with respect to the Products.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including any INDs, NDAs and any equivalent thereof granted by any Regulatory Authority outside of the United States.

“Representatives” means, when used with respect to any Person, the directors, officers, partners, managers, employees, consultants, financial advisors, accountants, counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Requisite Supporting Lenders” means, as of the relevant date, the Supporting Lenders that collectively hold greater than 50% of the aggregate outstanding principal amount of the Prepetition Credit Agreement Claims held by Supporting Lenders.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Plan” means the Melinta Therapeutics, Inc. Severance Plan and Summary Plan Description, October 31, 2019.

“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) computerized databases and other computerized compilations and collections of data or information; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Solicitation Materials” has the meaning set forth in the definition of “Definitive Documents.”

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other Equity Interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund or declaration of estimated Taxes, including any schedule or attachment thereto or any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax, including consolidated, combined and unitary tax returns.

“Taxing Authority” means any U.S. federal, state, local or non-U.S. Governmental Entity or authority exercising regulatory authority in respect of taxes or responsible for the imposition of any Tax.

“Trade Secrets” means trade secrets and rights in confidential or proprietary information, inventions, know-how, discoveries, methods, processes, formulae, models, methodologies, drawings, prototypes, designs, customer lists and supplier lists.

“Trademarks” means trademarks, trade names, service marks, trade dress, certification marks, collective marks, d/b/a’s, symbols, design rights and other similar designations of origin, together with the goodwill associated with or symbolized by any of the foregoing.

“Transaction Expenses” means all fees and expenses of the Prepetition Agent, the Supporting Lenders, and each of their advisors, that are incurred in connection with the Restructuring.

“Transactions” means the acquisition of the Equity Interests of the reorganized Debtors by the Supporting Lenders in accordance with the terms hereof and the Restructuring Term Sheet.

“Variant” means, with respect to a compound, any deuterium or fluorine analogs, and any radioisomers, enantiomers, enantiomeric mixtures, salt forms, anhydrides, hydrates, polymorphs, metabolites or ester forms of such compound, in each case, in any formulation, including any extended release formulation.

Section 1.2 Terms Defined Elsewhere in this Agreement. The following terms are defined elsewhere in this Agreement, as indicated below:

Alternative Transaction Section 4.1(j)(ii)

Bankruptcy Code	Recitals

Bankruptcy Court	Recitals

Business	Recitals

Cash Collateral Order	Recitals

Cash Collateral Orders	Recitals

Chapter 11 Cases	Recitals

Company	Preamble

Company Disclosure Letter	Article V

Company SEC Documents	Section 5.6(a)

Company Subsidiaries	Preamble

Company Termination Event	Section 9.1(d)

Consent	Section 5.4

Debtor	Preamble

Debtors	Preamble

DSS	Preamble

Effective Period	Section 3.1

Enforceability Limitations	Section 5.3

Exclusively Licensed IP	Section 5.11(a)

Final Cash Collateral Order	Recitals

Financial Statements	Section 5.6(e)

Insurance Policies	Section 5.21

Interfund Transfers	Section 7.3(d)

Interim Cash Collateral Order	Recitals

Leases	Section 5.13(b)

Material Contracts	Section 5.14(a)

Melinta	Preamble

Other Motions	Section 4.1(b)

Owned Registered Intellectual Property	Section 5.11(a)

Parties	Preamble

Party	Preamble

PDIII	Preamble

PDIV	Preamble

Petition Date	Recitals

Plan	Recitals

Prepetition Agent	Preamble

Prepetition Credit Agreement	Preamble

Prepetition Credit Agreement Claims	Section 3.3

Prepetition Lenders	Preamble

Privacy and Security Policies	Section 5.12(b)

Products	Recitals

Restructuring	Recitals

Restructuring Term Sheet	Recitals

Safety Notice	Section 5.19(h)

Supporting Lender	Preamble

Supporting Lender Termination Event	Section 9.1(a)

Three Day Review Pleadings	Section 4.1(b)

Transfer	Section 3.3

Transferee	Section 3.3

Transferee Joinder	Section 3.3

ARTICLE II

DEFINITIVE DOCUMENTS

Section 2.1 Incorporation of Exhibits and Schedules. Each of the exhibits and schedules attached hereto, including the Restructuring Term Sheet and all exhibits thereto, are expressly incorporated by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet (including each of the exhibits thereto) sets forth the material terms and conditions of the Plan and the Restructuring. Except as otherwise provided herein, neither this Agreement, the Restructuring Term Sheet nor any provision hereof or thereof may be modified, amended, waived or supplemented except in accordance with Section 10.14.

Section 2.2 Definitive Documents. The Definitive Documents, including any amendments, supplements or modifications thereof, shall contain terms and conditions consistent in all respects with this Agreement and the Restructuring Term Sheet. The Parties acknowledge and agree that (a) the Debtors shall provide advance draft copies of the Plan and Disclosure Statement to counsel to the Supporting Lenders at least ten (10) days prior to the date when the Debtors intend to file the Disclosure Statement or Plan, as applicable; and (b) they will each use commercially reasonable efforts to provide advance draft copies of all other Definitive Documents and other pleadings (excluding pleadings of an administrative or ministerial nature) to counsel to the other Parties at least three (3) Business Days prior to the date when any Party intends to file such pleading or other document, if applicable; provided, however, if circumstances reasonably prevent a Party from providing such drafts at least three (3) Business Days prior to filing, no Party shall be precluded from filing such Definitive Document and other pleadings, but such Party shall use commercially reasonable efforts to provide a draft to the other Parties as soon as practicable under the circumstances prior to such filing; provided further, however, that the Debtors shall not be required to provide draft copies of any declarations, retention applications, any fee statements, or any fee applications to counsel to the Supporting Lenders.

ARTICLE III

COMMITMENTS OF THE SUPPORTING LENDERS

Section 3.1 Support of Restructuring. From the date of this Agreement and as long as this Agreement has not been terminated pursuant to its terms (such period, the “Effective Period”), subject to the terms of this Agreement, each Supporting Lender severally agrees that it shall:

(a) negotiate in good faith all Definitive Documents, reasonably agree to extensions of the Milestones to the extent required to accommodate the Bankruptcy Court’s calendar, and comply with each of its other covenants and commitments set forth in this Agreement or the Restructuring Term Sheet;

(b) provide prompt written notice to the Company between the date of this Agreement and the Effective Date of (i) the occurrence, or failure to occur, of any event of which the occurrence or failure to occur would be reasonably likely to cause any Lender Specified Representations to be untrue or inaccurate in any respect or any other representation or warranty of the Supporting Lenders contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any material breach of any covenant of the Supporting Lenders contained in this Agreement, (iii) any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely, (iv) the receipt of any written notice from any third party alleging that the consent of such party is or may be required as a condition precedent to consummation of the Transactions or (v) the receipt of any written notice from any Governmental Entity that is material to the consummation of the Transactions;

(c) (i) subject to receipt of the Disclosure Statement and other Solicitation Materials approved by the Disclosure Statement Order, timely vote, or cause to be voted, all of its Claims to accept the Plan following the commencement of solicitation of votes for the Plan, by delivering their duly executed and completed ballots accepting the Plan; (ii) refrain from changing, revoking or withdrawing (or causing such change, revocation or withdrawal of) such vote or consent; provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Supporting Lender at any time following the termination of this Agreement as to such Supporting Lender pursuant to the terms hereof; and (iii) not object to, delay, postpone, challenge, reject, oppose or take any other action that would prevent, interfere with, delay or impede, directly or indirectly, the releases and exculpations set forth in the Plan and to the extent it is permitted to elect whether to opt in or opt out of any agreed upon releases or exculpations set forth in the Plan, to elect to opt in, and not to elect to opt out of, the releases set forth in the Plan so long as such release may be revoked (and, upon such revocation, deemed void ab initio) by such Supporting Lender at any time following the termination of this Agreement as to such Supporting Lender pursuant to the terms hereof;

(d) to the extent that a legal or structural impediment to consummation of the Plan arises outside of the jurisdiction of the Bankruptcy Court, and such legal or structural impediment does not otherwise provide the Supporting Lenders with a right to terminate this Agreement, negotiate in good faith to address any such impediment; and

(e) not:

(i) object to, delay, postpone, challenge, reject, oppose or take any other action that would prevent, interfere with, delay or impede, directly or indirectly, in any material respect, the approval, acceptance or implementation of the Restructuring on the terms set forth herein or in the Restructuring Term Sheet;

(ii) object to or oppose, or support any other Person’s efforts to object to or oppose, any motions filed by the Company that are consistent with this Agreement, including any request by the Company to extend its exclusive periods to file the Plan and solicit acceptances thereof;

(iii) object to, or vote to reject, the Plan or any other Definitive Document that comports with this Agreement; provided that the Supporting Lenders shall be entitled to object to or vote to reject the Plan or any Definitive Document on the basis that it does not comport with this Agreement;

(iv) initiate any legal proceeding or enforce rights as holders of Claims that are inconsistent with, or that would reasonably be expected to prevent or materially delay consummation of, the Restructuring; or

(v) take any actions where such taking would be (A) inconsistent with this Agreement, the Restructuring Term Sheet or the Definitive Documents or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with or impede the implementation or consummation of, the Restructuring.

Section 3.2 Rights of Supporting Lenders Unaffected. Nothing contained in this Agreement shall limit:

(a) the rights of any Supporting Lender to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Supporting Lender’s obligations hereunder;

(b) the ability of any Supporting Lender to purchase, sell, or enter into any transactions in connection with its Claims, subject to the terms hereof and applicable Law;

(c) the ability of any Supporting Lender to assert or raise any objection in connection with any hearing in the Bankruptcy Court so long as such objection is not inconsistent with such Supporting Lender’s obligations hereunder;

(d) any right of any Supporting Lender to take or direct any action relating to the maintenance, protection, or preservation of any collateral so long as such action is not inconsistent with this Agreement;

(e) subject to the terms hereof, any right of a Supporting Lender under (x) the Prepetition Credit Agreement, or that constitutes a waiver or amendment of any provision of the Prepetition Credit Agreement or (y) any other applicable agreement, instrument or document that gives rise to a Supporting Lender’s Claims or interests, as applicable, or that constitutes a waiver or amendment of any provision of any such agreement, instrument or document;

(f) the ability of any Supporting Lender to consult with other Supporting Lenders or the Company;

(g) the ability of a Supporting Lender to enforce any right, remedy, condition, consent or approval requirement under this Agreement, the Cash Collateral Orders, or any of the other Definitive Documents; or

(h) the right of any Supporting Lender to assert and receive distributions on any Claims held by such Supporting Lender (including Claims that do not arise under the Prepetition Credit Agreement or the Cash Collateral Orders).

Section 3.3 Transfer of Claims. During the Effective Period, no Supporting Lender shall sell, contract to sell, give, assign, participate, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or Contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of Law or otherwise (each, a “Transfer”) all or any portion of the Claims arising under the Prepetition Credit Agreement (“Prepetition Credit Agreement Claims”) (including granting any proxies, depositing such Prepetition Credit Agreement Claims into a voting trust or entering into a voting agreement with respect to such Prepetition Credit Agreement Claims); provided, however, that any Supporting Lender may Transfer any of its Prepetition Credit Agreement Claims to any Person (so long as such Transfer is not otherwise prohibited by any order of the Bankruptcy Court) that (i) agrees in writing, in substantially the form attached hereto as Exhibit C (a “Transferee Joinder”), to be bound by the terms of this Agreement (each such transferee, a “Transferee”) or (ii) is a Supporting Lender; provided that upon any purchase, acquisition or assumption by any Supporting Lender of any Prepetition Credit Agreement Claims, such Prepetition Credit Agreement Claims shall automatically be deemed to be subject to the terms of this Agreement. Subject to the terms and conditions of any order of the Bankruptcy Court limiting a Transfer, the transferring Supporting Lender shall provide the Company and its counsel and the Prepetition Agent with a copy of any Transferee Joinder executed by such Transferee within one (1) Business Day following such execution. In the case of a Transfer to a Person that is not a Supporting Lender, the Transfer shall only be effective upon execution and delivery of a Transferee Joinder in which event (A) the Transferee shall be deemed to be a Supporting Lender hereunder with respect to all of its owned or controlled Prepetition Credit Agreement Claims and (B) the transferor Party shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Prepetition Credit Agreement Claims. With respect to Prepetition Credit Agreement Claims held by the relevant Transferee upon consummation of a Transfer, such Transferee is deemed to make all of the representations and warranties of a Supporting Lender set forth in this Agreement. Any Transfer of any Supporting Lender’s Prepetition Credit Agreement Claim that does not comply with the foregoing shall be deemed void ab initio and the Company and each other Party shall have the right to enforce the voiding of such Transfer.

ARTICLE IV

COMMITMENTS OF THE COMPANY

Section 4.1 Commitments of the Company. During the Effective Period, subject to the terms of this Agreement (including the terms and conditions set forth in the Restructuring Term Sheet), including, for the avoidance of doubt, the Company’s solicitation, evaluation, negotiation, review and pursuit of Alternative Transactions to the extent set forth herein and in the Bidding Procedures Order, the Company agrees that it shall, and shall direct its Subsidiaries and its and their respective Affiliates to:

(a) (i) use commercially reasonable efforts to seek approval of the Plan and to complete the Restructuring; (ii) prosecute and defend any appeals relating to the Confirmation Order; (iii) support and consummate the Restructuring in a timely manner in accordance with this Agreement, including to negotiate in good faith all Definitive Documents, coordinate its activities with the other Parties hereto in respect of all matters concerning the implementation and consummation of the Restructuring and take any and all necessary and appropriate actions in furtherance of this Agreement, (iv) use reasonable best efforts to comply with each Milestone as set forth in Annex D to the Restructuring Term Sheet, including agreeing to the extension of such Milestones as required to accommodate the Bankruptcy Court’s calendar; and (v) comply with each of its other covenants and commitments set forth in this Agreement or the Restructuring Term Sheet;

(b) provide draft copies of (i) the Plan and Disclosure Statement to counsel to the Supporting Lenders at least ten (10) calendar days prior to filing with the Bankruptcy Court, (ii) the Plan Supplement, the motion to approve the Disclosure Statement, the Solicitation Materials, any proposed Confirmation Order, any proposed amended version of the Plan or the Disclosure Statement, all “second day” pleadings (including forms of orders thereof), and any other motions, draft orders, pleadings or briefs that are material to the Restructuring (collectively, the “Three Day Review Pleadings”) the Company intends to file with the Bankruptcy Court to counsel to the Supporting Lenders at least two (2) Business Days prior to filing with the Bankruptcy Court, with all other motions, applications, proposed orders, pleadings and briefs (“Other Motions”) the Company intends to file with the Bankruptcy Court to be provided to counsel to the Supporting Lenders no fewer than twenty-four (24) hours prior to filing with the Bankruptcy Court, and in each case, consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court or, to the extent such filing is required to be acceptable to the Requisite Supporting Lenders pursuant to this Agreement, not file such filing until it is acceptable to the Requisite Supporting Lenders; provided that (x) the Debtors shall not be required to provide draft copies of any declarations, retention applications, any fee statements, or any fee applications to counsel to the Supporting Lenders and (y) if the notice required by this Section 4.1(b) with respect to the Three Day Review Pleadings and Other Motions is not reasonably practicable with respect to any document or pleading, the Debtors may provide such document or pleading as soon as reasonably practicable;

(c) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissing the Chapter 11 Cases, modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or for relief that (x) is inconsistent with this Agreement or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(d) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the use of cash collateral or with respect to any of the adequate protection granted to the Prepetition Lenders pursuant to the Cash Collateral Orders or otherwise;

(e) consult with the Supporting Lenders with respect to the assumption or rejection of executory Contracts and unexpired leases of non-residential real property;

(f) pay all of the Transaction Expenses consistent with Section 10.13 of this Agreement;

(g) provide prompt written notice to the Supporting Lenders between the date of this Agreement and the Effective Date of (i) the occurrence, or failure to occur, of any event of which the occurrence or failure to occur would be reasonably likely to cause any Company Specified Representations to be untrue or inaccurate in any respect or any other representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any material breach of any covenant of the Company contained in this Agreement, (iii) any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely, (iv) the receipt of any written notice from any third party alleging that the consent of such party is or may be required as a condition precedent to consummation of the Transactions, (iv) the receipt of any written notice from any Governmental Entity that is material to the consummation of the Transactions, (v) the receipt of any written notice of any proceeding commenced or threatened against the Company or its Subsidiaries that would otherwise affect in any material respect the Transactions and (vi) the receipt of any written notice of any offer to purchase any material assets of (or Equity Interests in) the Debtors other than an offer submitted in accordance with the Bidding Procedures; provided, however, that the delivery of any notice pursuant to this Section 4.1(g) shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement;

(h) not be in default under the Cash Collateral Orders, subject to all applicable grace and cure periods;

(i) consult weekly (or more frequently as reasonably requested by the Supporting Lenders) with the Supporting Lenders’ legal counsel and financial advisor regarding the Debtors’ strategic planning, discussions, negotiations, proposals, or agreements with respect to the Restructuring; and

(j) not:

(i) object to, delay, postpone, challenge, reject, oppose or take any other action that would prevent, interfere with, delay or impede, directly or indirectly, in any material respect, the approval, acceptance or implementation of the Restructuring on the terms set forth in the Restructuring Term Sheet;

(ii) solicit, negotiate, propose, enter into, consummate, file with the Bankruptcy Court, vote for or otherwise knowingly support, participate in or approve any plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring, recapitalization or refinancing of part or all of the Company or its Indebtedness other than the Plan (each, an “Alternative Transaction”); provided, however, that nothing in this Section 4.1(j) shall in any way limit the Debtors’ rights and obligations to solicit, evaluate, negotiate, review, pursue, and enter into definitive documentation with respect to any Alternative Transaction in accordance with the Bidding Procedures and the Bidding Procedures Order;

(iii) take any actions where such taking would be (A) inconsistent with this Agreement, the Restructuring Term Sheet, the Cash Collateral Orders or the other Definitive Documents or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring;

(iv) seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement;

(v) other than the Approved KEIP, seek the payment of any amount pursuant to a key employee incentive plan or other similar payment during the pendency of the Chapter 11 Cases, unless consented to by the Requisite Supporting Lenders; or

(vi) file or seek authority to file any pleading inconsistent with the Restructuring or the terms of this Agreement.

Section 4.2 Rights of the Debtors Unaffected. Nothing contained in this Agreement shall limit:

(a) the rights of any Debtor under any applicable bankruptcy, insolvency, or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with the Company’s obligations hereunder;

(b) the ability of any Debtor to assert or raise any objection in connection with any hearing in the Bankruptcy Court so long as such objection is not inconsistent with the Company’s obligations hereunder;

(c) any right of any Debtor to take or direct any action relating to the maintenance, protection, or preservation of such Debtor; provided that such action is not inconsistent with this Agreement; or

(d) the ability of any Debtor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any Definitive Document.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company SEC Documents publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward-looking disclosures contained under the captions “risk factors,” “forward-looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature) or (y) the disclosure letter delivered by the Company to the Supporting Lenders simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the other sections or subsections of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections or subsections), the Company hereby represents and warrants to the Supporting Lenders as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, and to carry on the Business as presently conducted by it. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its portion of the Business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing (x) has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole) or (y) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or affect the ability of the Company and its Subsidiaries to perform their obligations under this Agreement, the Restructuring Term Sheet or any of the Definitive Documents. The Company does not own, directly or indirectly, any capital stock or other Equity Interests of any Person other than the Company Subsidiaries. Prior to the date of this Agreement, the Company has made available to the Supporting Lenders a complete and accurate copy of the organizational documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement. None of the Company or its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), in each case, except for violations that (i) have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole) and (ii) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or affect the ability of the Company or its Subsidiaries to perform their respective obligations under this Agreement, the Restructuring Term Sheet or any of the Definitive Documents.

Section 5.2 Capitalization. The authorized, issued and outstanding Equity Interests of the Company and each of its Subsidiaries is set forth on Section 5.2 of the Company Disclosure Letter. All such Equity Interests were validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under the applicable Law of the Company’s or such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable). The Equity Interests of each of the Company’s Subsidiaries are owned beneficially and of record as set forth on Section 5.2 of the Company Disclosure Letter, free and clear of any Encumbrances (other than any restrictions imposed by applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar right of any Person and transfer restrictions (other than transfer restrictions under applicable Law). Other than the Equity Interests reserved for issuance as set forth on Section 5.2 of the Company Disclosure Letter, none of the Company or its Subsidiaries has any Equity Interests reserved for issuance. There are no existing (a) Equity Interests in the Company or any of its Subsidiaries other than the Equity Interests set forth on Section 5.2 of the Company Disclosure Letter, (b) without limitation to clause (a), rights, agreements or commitments of any character obligating the Company or any of its Subsidiaries or any of their Affiliates, as applicable, to issue, transfer or sell any Equity Interests in the Company’s Subsidiaries or securities convertible into, exchangeable or exercisable for any of the foregoing, (c) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Equity Interests in the Company or the Company’s Subsidiaries or (d) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Equity Interests set forth on Section 5.2 of the Company Disclosure Letter.

Section 5.3 Corporate Authority. The Company has all requisite corporate power and authority to execute and deliver, and to cause, directly or indirectly, any of the Company’s Subsidiaries or their Affiliates to execute and deliver, as applicable, and, subject to the Company obtaining necessary Bankruptcy Court approvals from and after the Petition Date, to carry out the Restructuring and to perform its respective obligations under this Agreement, each of the Definitive Documents and each other agreement, document or instrument contemplated hereby or thereby to which each such Person is a party. The execution and delivery of, the consummation of the Transactions by the Company and/or any of its Subsidiaries or their applicable Affiliates have been duly and validly authorized and approved by all requisite corporate or similar action of such Person (subject, from and after the Petition Date, to the approval of the Bankruptcy Court). The Company further represents and warrants that the respective boards of directors (or such other governing body) for the Company and each of its Subsidiaries has approved, by all requisite action, all of the Transactions, including the terms of the Restructuring set forth in the Restructuring Term Sheet, and, subject to any necessary Bankruptcy Court approvals, no other corporate or similar proceedings (pursuant to any such Person’s organizational documents or otherwise) on the part of any such Person is necessary to authorize the consummation of, and to consummate, the Transactions. Subject to the Company obtaining necessary Bankruptcy Court approvals from and after the Petition Date, this Agreement and each such other document have been duly and validly executed and delivered by the Company and each of its applicable Subsidiaries and each of their applicable Affiliates, and, assuming the due authorization, execution and delivery of this Agreement and each such other documents by the relevant Supporting Lender or its Affiliates, as applicable, constitute a legal, valid and binding agreement of the Company and each of its applicable Subsidiaries and each of their applicable Affiliates, enforceable against each such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Limitations”).

Section 5.4 Consents and Approvals. Except as expressly provided in this Agreement or in the Bankruptcy Code (including, with respect to the Company from and after the Petition Date, the approval of the Bankruptcy Court) and Section 6.3, no consent, waiver, approval, Order, permit or authorization (including those with respect to state licensing required to operate the Business) of, or declaration, filing or registration with, or notification to, any Governmental Entity, including in connection or compliance with the HSR Act (any of the foregoing, a “Consent”) is necessary or required on the part of (a) the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby to which the Company or any of its Subsidiaries is a party and (b) any applicable Affiliate of the Company or any such Subsidiaries in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby to which such Person is a party, or in connection with, in each case of the foregoing clauses (a) and (b), the performance of such Person’s obligations hereunder and thereunder, or the consummation of the Transactions (with or without notice or lapse of time, or both), except in each case of the foregoing clauses (a) and (b), (x) for such reports under the Exchange Act as may be required to be filed with the SEC in connection with this Agreement or the Transactions, (y) for such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq and (z) for such other Consents which if not obtained or made, (i) would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole) and (ii) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or affect the ability of the Company or its Subsidiaries to perform their respective obligations under this Agreement, the Restructuring Term Sheet or any of the Definitive Documents.

Section 5.5 No Violations. The execution or delivery of this Agreement or any agreement, document or instrument contemplated hereby by the Company or any of its Subsidiaries or any of their applicable Affiliates, the performance of such Person’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, as applicable, do not and will not (a) conflict with or result in any violation or breach of any provisions of the certificate of incorporation, bylaws or other organizational documents of any such Person, (b) with or without notice or lapse of time or both, conflict with or result in any breach or violation of or constitute a default under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract to which any such Person is a party or by or to which any of their respective properties, rights or assets, or the operations or conduct of the Business, are bound or subject or (c) conflict with or violate any Order or Law applicable to any such Person or their respective properties, rights or assets, or the operations or conduct of the Business, except in the case of clauses (b) and (c), for any conflicts, breaches, violations, defaults, rights or results that (x) have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole) or (y) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or affect the ability of the Company or its Subsidiaries or their Affiliates, as applicable, to perform their obligations under this Agreement, the Restructuring Term Sheet or any of the Definitive Documents.

Section 5.6 SEC Filings; Financial Statements.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 5, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC or any similar Governmental Entity in any jurisdiction.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished prior to the date of this Agreement complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished prior to the date of this Agreement did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) The Company is, and since January 5, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) The Company has made available to the Supporting Lenders copies of the following financial statements (collectively the “Financial Statements”): (i) the audited consolidated balance sheet of the Company as of December 31, 2018 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the fiscal year then ended; and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2019 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the nine (9) months then ended. Subject to the notes thereto, the Financial Statements were prepared, in all material respects, in conformity with GAAP and present fairly, in all material respects, the financial position of the Company (including its Subsidiaries) and its results of operations and cash flows as of the respective dates and for the respective periods referred to in the Financial Statements (in the case of quarterly Financial Statements, subject to normal year-end adjustments).

(f) Since January 5, 2018, none of the Company or any of its Subsidiaries has received any written notices from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

(g) The Company and its Subsidiaries have established and maintained in all material respects, disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Such controls and procedures include those that: (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h) The Company and its Subsidiaries have established and maintained in all material respects, a system of internal controls designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to the Supporting Lenders prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee during the period beginning January 5, 2018 and ending as of the date of this Agreement. For purposes of this Section 5.6, “internal controls” means internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act).

(i) Since January 5, 2018, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete in all material respects as of the date on which they were made.

Section 5.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019, (c) liabilities arising in connection with the Transactions, the Restructuring or the Chapter 11 Cases or (d) other liabilities or obligations that (x) have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole) or (y) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or affect the ability of the Company or its Subsidiaries to perform their obligations under this Agreement, the Restructuring Term Sheet or any of the Definitive Documents. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so disclosed in the Company SEC Documents.

Section 5.8 Absence of Certain Changes. Except to the extent arising out of or relating to the Chapter 11 Cases, this Agreement or the Transactions, from January 5, 2018 through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been:

(a) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or its Subsidiaries, whether or not covered by insurance;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other Equity Interests of the Company or its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to such Person or to any wholly owned Subsidiary of such Person), or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other Equity Interests of the Company or its Subsidiaries;

(c) any material change in any method of accounting or accounting practice by the Company or its Subsidiaries;

(d) (i) any material increase in the compensation payable or to become payable to the officers or employees of any of the Company or its Subsidiaries or material increases in the benefits of such officers or employees (except for increases in the compensation of non-officer employees in the ordinary course of business and consistent with past practice), (ii) any entrance into, adoption, material amendment or termination of any Debtor Plan (or any arrangement that would have been a Debtor Plan were it in effect as of the date of this Agreement) that is or would be material to the Company and its Subsidiaries, taken as a whole or (iii) any actions taken by the Company and its Subsidiaries to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Debtor Plan, taken as a whole, except, in each case, to the extent required by applicable Laws;

(e) any agreement to do any of the foregoing; or

(f) any event, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9 Brokers or Finders. Other than Jefferies LLC, none of the Company or its Subsidiaries has employed or engaged any investment banker, broker or finder who is entitled to any brokerage, finder’s or other fee or any commission in connection with this Agreement, the Restructuring Term Sheet, the Definitive Documents, the transactions contemplated by this Agreement or any other agreement, document or instrument contemplated hereby or thereby based upon arrangements made by or on behalf of the Company or its Subsidiaries or any of their Affiliates.

Section 5.10 Litigation. Except (x) as set forth on Section 5.10 of the Company Disclosure Letter and (y) for the Chapter 11 Cases, there are no Causes of Action pending or, to the Knowledge of the Debtors, threatened against any of the Company or its Subsidiaries or any of their respective properties, rights or assets, or that involves or relates to any of the Transactions or the operations or conduct of the Business, except those which have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries, any applicable Affiliates or the Business is subject to any outstanding Order, and there are no judgments or decrees of or settlement agreements with, any Governmental Entity, except those which have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. Notwithstanding the foregoing, no representation or warranty is made under this Section 5.10 in respect of any (i) Intellectual Property matters, which are addressed in Section 5.11, (ii) employee benefits matters, which are addressed in Section 5.16, (iii) environmental matters, which are addressed in Section 5.18, (iv) healthcare regulatory matters, which are addressed in Section 5.19 or (v) Tax matters, which are addressed in Section 5.20.

Section 5.11 Intellectual Property.

(a) Section 5.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Registered Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Owned Registered Intellectual Property”), setting forth (A) the legal and record owner(s), (B) the registration or application number (as applicable), (C) the registration or application date (as applicable) and (D) the jurisdiction in which such item is registered or pending or, with respect to internet domain names, the applicable internet domain name registrar. All Owned Registered Intellectual Property (other than Registered Intellectual Property constituting applications) is subsisting, valid, and to the Knowledge of the Debtors, enforceable. There is no, and since the Applicable Date, there has been no, Cause of Action or notice of any objection or claim asserted in writing or, to the

Knowledge of the Debtors, threatened by any Person, seeking to cancel, materially limit, or challenge the ownership, validity or enforceability of any Owned Registered Intellectual Property, and except as has not and will not irreversibly impair the validity or enforceability of any Owned Registered Intellectual Property (or, to the Knowledge of the Debtors, any Intellectual Property licensed exclusively to the Company or any of its Subsidiaries that is material to the conduct of the Business (“Exclusively Licensed IP”) and for which the Company is responsible for prosecution and maintenance) and adversely impact the Business, the Company and each of its applicable Subsidiaries have made timely payment of all registration, maintenance, renewal and filing fees required with respect to such Registered Intellectual Property. For the purposes of this Section 5.11 and Section 5.12, “Applicable Date” means, (i) solely in connection with matters concerning businesses or Products acquired from The Medicines Company, January 5, 2018, and (ii) in connection with matters concerning all other portions of the Business, January 1, 2017.

(b) The Company and the Company Subsidiaries solely and exclusively own all Company Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances), and no other Person has any joint ownership interest in or to any of the Company Intellectual Property. None of the Company Intellectual Property (or, to the Knowledge of the Debtors, any Exclusively Licensed IP) is subject to any Order adversely affecting or restricting the validity or enforceability thereof, or any of the Company’s or any of its Subsidiaries’ ownership or use thereof.

(c) The Licensed IP and Company Intellectual Property collectively constitute all of the material Intellectual Property used in or held for use in the conduct of the Business as currently conducted (provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property), all of which material Intellectual Property rights shall survive the consummation of the transactions contemplated by this Agreement without termination or substantial acceleration of any obligation thereunder. No material Company Intellectual Property is owned by any Subsidiary of the Company other than one or more of the Company Subsidiaries, and all material Licensed IP is licensed to one or more of the Company or its Subsidiaries.

(d) Except as has not resulted in, and would not reasonably be expected to result in, material liability or disruption to the Business, since the Applicable Date, (i) neither (A) the conduct of the Business, nor (B) the current administration, use, supply, manufacture, import, marketing, commercialization or other exploitation of any of the Products by (1) the Company or any of its Subsidiaries, or, (2) to the Knowledge of the Debtors, any of their respective customers or end-users (solely in connection with such Person’s use or administration of the Product substantially in accordance with its labelling or as otherwise intended to be used or administered), or suppliers or contractors (solely in their capacity as such on behalf of the Company or any of its Subsidiaries and in accordance with their contractual obligations to the Company or its Subsidiary, as applicable), has infringed, misappropriated, or violated any Intellectual Property of any other Person, (ii) to the Knowledge of the Debtors as of the date hereof, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property and (iii) none of the Company nor any of its Subsidiaries have sent or received any written claim, notice, demand to license, or similar communication alleging or suggesting any infringement, misappropriation, or other violation of the type described in clauses (i) or (ii) of this Section 5.11(d).

(e) The Company and each of its Subsidiaries have, at all times since the Applicable Date, taken commercially reasonable efforts to protect the confidentiality of all material Trade Secrets that are owned, used or held by any of the Company or any of its Subsidiaries, and no such material Trade Secrets have been used by, disclosed to or otherwise discovered by any Person except pursuant to valid and enforceable non-disclosure and confidentiality agreements (or obligations arising by operation of Law) that have not, to the Knowledge of the Debtors, been breached by such Persons in a manner that has been or would reasonably be expected to be material and adverse to the Business, or would otherwise result in the loss of any trade secret rights in any trade secrets included within such Trade Secrets.

(f) Each Person who contributed to the development or creation of any material Company Intellectual Property within the scope of their employment for, or work requested by or on behalf of, the Company or any of its Subsidiaries has executed a valid and enforceable agreement containing an irrevocable present assignment conveying to one or more of the Company or its Subsidiaries (or has otherwise assigned by operation of Law) all of such Person’s right, title and interest in and to such Intellectual Property. To the Knowledge of the Debtors, no current or former employee or contractor of any of the Company of any of its Subsidiaries retains or claims to retain any ownership interest in or to any Company Intellectual Property.

(g) None of the Company Intellectual Property is subject to any obligation under any Contract or other present or contingent obligation as a result of being developed using any funding or support from, or any arrangement with, a Governmental Entity or nonprofit organization.

Section 5.12 Data Privacy and Cybersecurity; IT Assets.

(a) The Company IT Assets are sufficient for the current and currently anticipated needs of the Business, and since the Applicable Date, there has been no unauthorized access to or unauthorized use of any (i) IT Assets owned, used or held for use by the Company or any of its Subsidiaries, (ii) information of, or collected, stored or processed by or on behalf of, the Company or its Subsidiaries and stored or processed by such IT Assets, or (iii) confidential or proprietary information of the Company or any of its Subsidiaries, in each case, in a manner that, individually or in the aggregate, has resulted in or would reasonably be expected to result in material liability or disruption of the Business; provided that the foregoing representations with respect to IT Assets owned or controlled by third-party service providers are given only to the Knowledge of the Debtors. To the Knowledge of the Company, none of the IT Assets owned, used or held for use by the Company or any of its Subsidiaries since the Applicable Date contain or make available any material disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.

(b) The Company and each of its Subsidiaries have established and implemented appropriate written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security, and are no less protective than (i) reasonable practices in the industry or (ii) any written commitments of the Company or any of its Subsidiaries (such policies and measures, collectively, the “Privacy and Security Policies”).

(c) To the Knowledge of the Company, at all times since the Applicable Date, except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability or an obligation to notify any Governmental Entity, (i) the Company and each of its Subsidiaries have complied in all material respects with all of their respective Privacy and Security Policies and contractual obligations, and with all applicable Laws (including (A) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and agency guidance and (B) any other applicable state or foreign privacy laws), in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information and (ii) no Person has gained unauthorized access to or misused any such Personal Information.

Section 5.13 Real Property Leases.

(a) None of the Company or any of its Subsidiaries owns any real property.

(b) Section 5.13(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which the Company or any of its Subsidiaries leases, subleases or occupies any real property (the “Leases”). None of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Lease or any material portion thereof. Each Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Debtors, the landlord thereunder exists with respect to any Lease. The Company and its Subsidiaries have good and valid leasehold interests in or contractual rights to use or occupy, subject to the terms of the applicable Lease, each real property subject to the Leases.

Section 5.14 Material Contracts.

(a) Section 5.14(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 5.14(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets is subject, other than the Debtor Plans listed on Section 5.16(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 5.14(a), whether or not set forth on Section 5.14(a) of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i) requires expenditures by the Company or any of its Subsidiaries involving consideration in excess of one hundred thousand dollars ($100,000) in the next twelve (12)-month period;

(ii) provides for payments to be received by the Company or any of its Subsidiaries in excess of one hundred thousand dollars ($100,000) in any twelve (12)-month period;

(iii) relates to the incurrence by the Company or any of its Subsidiaries of any Indebtedness or any capitalized lease obligations in excess of fifty thousand dollars ($50,000);

(iv) relates to the acquisition or disposition outside the ordinary course of business of any assets or any business, or any capital stock of any enterprise (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) entered into in the past three (3) years, in each case, in excess of one hundred thousand dollars ($100,000);

(v) relates to the future acquisition or disposition of any material assets or properties (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise, including any option to acquire, sell, lease or license any material assets or properties of the Business), other than (A) in the ordinary course of business consistent with past practice, (B) as contemplated by this Agreement, the Restructuring Term Sheet or any Definitive Document or (C) to the extent permitted under applicable Law, any non-disclosure or similar agreement entered into in connection with the process by which the Company or any of its Subsidiaries, any of their respective Affiliates or any Representatives of any of the foregoing solicited, discussed or negotiated strategic alternatives prior to the date of this Agreement (including the Transactions or any other transaction prior to the date of this Agreement);

(vi) is a joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development or other similar agreement involving the sharing of profits or expenses (other than clinical trial agreements, contract manufacturing agreements or other similar subcontracting arrangements entered into in the ordinary course of business);

(vii) is a Lease;

(viii) (A) may require the Supporting Lenders to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, marketing, commercial manufacture or other similar occurrences, developments, activities or events with respect to any Product, in each case, which payments are in an amount having an expected value in excess of fifty thousand dollars ($50,000) during the fiscal year ending December 31, 2019 or any fiscal year thereafter or (B) grants to any Person a right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Product;

(ix) requires the Company or any of its Subsidiaries to purchase from a third Person their total requirements of any products or services;

(x) with any Governmental Entity;

(xi) (A) limits or purports to limit, in any material respect, the freedom of the Business to engage or compete in any line of business or with any Person or in any geographic area, (B) contains exclusivity or “most favored nation” obligations in favor of any Person other than the Company or its Subsidiaries or restrictions to which the Business is subject or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research the Products, directly or indirectly through third parties (other than any such restrictions or purported restrictions that have a de minimis effect on the Business);

(xii) is a material Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue or similar right with respect to, or governs or restricts the development, ownership, use, practice or enforcement of, any Intellectual Property (other than (A) non-exclusive licenses to use Software on standardized terms that are generally commercially available and (B) clinical trial agreements, contract manufacturing agreements, material transfer agreements, and other Contracts entered into in the ordinary course of business, in each case, in which grants of rights with respect to Intellectual Property are nonexclusive and incidental to performance under such Contract);

(xiii) relates to sales and distribution activities conducted by a third-party wholesaler or distributor that are material to the Business;

(xiv) relates to the ongoing supply or manufacturing of clinical and commercial quantities of any of the Products, the termination of which would reasonably be expected to be material to the Business (taken as a whole);

(xv) other than the Contracts described in Section 5.14(a)(iii), under which the Company or any of its Subsidiaries or any of their Affiliates have borrowed or loaned money, or any note, bond, indenture, mortgage or any guarantee of such indebtedness, in each case, relating to amounts in excess of one hundred thousand dollars ($100,000);

(xvi) relates to any settlement or stipulation of any Cause of Action against the Company or any of its Subsidiaries by any other Person, other than settlement agreements for cash that do not exceed twenty-five thousand dollars ($25,000) individually as to any such settlement or stipulation (excluding amounts paid by insurers) or one hundred thousand dollars ($100,000) individually as to any such settlement or stipulation (including any amounts paid by insurers), entered into since January 5, 2018; and

(xvii) provides for indemnification of any officer, director or employee of the Company or its Subsidiaries or any of their Affiliates other than in the ordinary course of business.

(b) True and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto, as of the date of this Agreement have been made available to the Supporting Lenders. None of the Company or any of its Subsidiaries has received any written notice of termination (or intent to terminate) with respect to a Material Contract from any third Person party to such Material Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any Material Contract or would cause the acceleration of any obligation of the Company or any of its Subsidiaries or their applicable Affiliates or the creation of an Encumbrance (other than Permitted Encumbrances) upon any assets or properties of the Company or any of its Subsidiaries, except for such events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Debtors, as of the date of this Agreement, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Material Contract is a valid, binding and enforceable obligation of the applicable the Company or its applicable Subsidiaries or their applicable Affiliates party thereto and, to the Knowledge of the Debtors, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 5.15 Compliance with Laws; Anticorruption; Permits; Trade Compliance.

(a) The Company and each of its Subsidiaries and their applicable Affiliates are, and since January 5, 2018 have been, operating the Business in compliance with all applicable Laws and Orders, including 42 U.S.C. § 1320a-7b (Anti-Kickback Statute), 18 U.S.C. § 1347 (Health Care Fraud), 31 U.S.C. § 3729-33 (False Claims Act) and other applicable Laws and Orders relating to healthcare compliance and protection of animal welfare, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 5, 2018, none of the Company or its Subsidiaries, nor any of their applicable Affiliates, has received any written notice of or, to the Knowledge of the Debtors, been charged with any violation of any Laws, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(b) The Company and its Subsidiaries and their applicable Affiliates are, and since January 5, 2018, have been operating the Business in compliance with the U.S. Foreign Corrupt Practices Act and any other applicable anticorruption Laws, except where the failure to be in compliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). Since January 5, 2018, none of the Company or its Subsidiaries, nor any of their applicable Affiliates, nor to the Knowledge of the Debtors, any officer or director of any of the foregoing, while acting at the direction of such Person, (a) has made, paid or received any unlawful bribes, kickbacks or other similar payments or (b) has made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, except, in each case, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(c) The Company and its Subsidiaries have all Business Permits, except where the failure to possess such Business Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or its Subsidiaries, nor any of their applicable Affiliates, is in default or violation of any term, condition or provision of any Business Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Business Permits are valid and in full force and effect, subject to the Enforceability Limitations, and, to the Knowledge of the Debtors, no condition exists that with notice or lapse of time or both would constitute a default of any term, condition or provision of any such Business Permits to which the Company or any of its Subsidiaries or any of their applicable Affiliates is a party. Since January 5, 2018, none of the Company or its Subsidiaries, or any of their applicable Affiliates, has received any written notice of any Cause of Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Business Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries and their applicable Affiliates are, and since January 5, 2018, have been in compliance with: (i) all Laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; and (ii) all other applicable Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries nor any of their applicable Affiliates, nor to the Knowledge of the Debtors, any officer or director of any of the foregoing Persons, is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

Section 5.16 Employee Benefit Matters.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Debtor Plan. With respect to each Debtor Plan, the Company has made available to the Supporting Lenders, to the extent applicable, accurate and complete copies of (i) the Debtor Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Debtor Plan if such plan is not set forth in writing, (iii) the most recently prepared actuarial report, (iv) all material correspondence to or from any Governmental Entity received since January 5, 2018 with respect to any Debtor Plan, (v) the most recent summary plan description together with any summaries of all material modifications thereto, (vi) the most recent IRS determination or opinion letter issued and (vii) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(b) (i) Each Debtor Plan (including any related trusts) has been established, operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to any Debtor Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and (iii) there are no pending or, to the Knowledge of the Debtors, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Debtor Plan or any trust related thereto which would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(c) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Debtors, nothing has occurred that would adversely affect the qualification or tax exemption of any such Debtor Plan. With respect to any ERISA Plan, none of the Company or any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) None of the Company or any of its Subsidiaries nor any ERISA Affiliate has, within the six (6)-year period prior to the date of this Agreement, ever maintained, established, sponsored, participated in, contributed to, or been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company or any of its Subsidiaries nor any ERISA Affiliate has any actual or potential withdrawal liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as required by applicable Law, no Debtor Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits. To the extent that the Company or any of its Subsidiaries sponsors such plans, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Debtor Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(f) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event, will (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any such current or former employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Debtor Plan, (iv) otherwise give rise to any material liability under any Debtor Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Debtor Plan on or following the Effective Date.

(g) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Debtor Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) No Debtor Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

Section 5.17 Labor Matters.

(a) The Company has made available to the Supporting Lenders a true, correct and complete list, by employee identification number, of all employees employed by the Company and its Subsidiaries on the date of this Agreement, identifying as to each a job title, years of service, current amount or rate of compensation and location of employment.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor union or like organization, and to the Knowledge of the Debtors, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations, or labor unions, to organize any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no pending or, to the Knowledge of the Debtors, threatened labor strike, slowdown, lockout or work stoppage, unfair labor practice or other labor dispute, or labor arbitration or grievance.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder or any similar state, local or foreign Law relating to plant closings or mass layoffs that remains unsatisfied.

Section 5.18 Environmental Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each real property operated by the Company or any of its Subsidiaries and used in the conduct of their respective businesses: (i) is in compliance with all applicable Environmental Laws, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) is not the subject of any pending written notice from any Governmental Entity alleging the violation of any applicable Environmental Law; (iii) is not currently subject to any Orders arising under any Environmental Law; and (iv) has not had any emissions or discharges of Hazardous Substances except as permitted under applicable Environmental Laws;

(ii) no order, decree, settlement or lien is pending or, to the Knowledge of the Debtors, threatened, against the Company or any of its Subsidiaries relating to Liability under any Environmental Law that has not been remedied as of the date of this Agreement; and

(iii) there are no other circumstances or conditions that would reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of the Company’s or any of its Subsidiaries’ assets or properties in connection with any Environmental Law.

(b) The Company has made available to the Supporting Lenders copies of all environmental reports, studies, assessments, sampling data, memoranda and other information in its possession.

Section 5.19 FDA and Healthcare Regulatory Matters.

(a) (i) Each of the Company and its Subsidiaries is in material compliance with all applicable Health Laws that affect the Business, Products, properties, assets and activities of the Company or such Subsidiary, as applicable; (ii) as of the date of this Agreement, none of the Company or any of its Subsidiary has received any written notice from any Regulatory Authority (A) withdrawing any Regulatory Authorization for any of the Products or (B) alleging any material violation of any Health Law; (iii) there are no Governmental Entity investigations (except routine audits), suits, claims, actions or proceedings pending, or to the Knowledge of the Debtors, threatened against the Company or any of its Subsidiaries with respect to any of the Products or alleging any violation by the Company or any of its Subsidiaries or the Products of any such Health Law; (iv) there is no act, omission, event, or circumstance of which the Company and its Subsidiaries have knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with Health Laws; and (v) neither the Company nor its Subsidiaries, nor, to the Knowledge of the Debtors, any director, officer, employee or contractor of the Company or its Subsidiaries, has made any voluntary self-disclosure to any Governmental Entity regarding any potential material non-compliance with any applicable Health Law.

(b) Each of the Company and its Subsidiaries holds all Regulatory Authorizations required under any applicable Health Law to research, develop, test, manufacture, handle, label, package, store, supply, promote, distribute, market, commercialize, import, export, and sell the Products and otherwise conduct Business as presently conducted. With respect to such Regulatory Authorizations, (i) all are in full force and effect, (ii) all are in good standing, valid and enforceable, (iii) all applications, modifications, submissions, information, reports, statistics, data, and other conclusions utilized as the basis for the Regulatory Authorizations are true, complete, and correct in all material respects and (iv) any necessary or required updates, changes, corrections or modifications to such Regulatory Authorizations have been submitted to the applicable Regulatory Authorities. The Company has made available to the Supporting Lenders true and complete copies of all active and pending Regulatory Authorizations submitted by the Company and its Subsidiaries to any Regulatory Authority relating to the Products and/or necessary to research, develop, test, manufacture, handle, label, package, store, supply, promote, distribute, market, commercialize, import, export, and sell the Products and otherwise conduct Business as presently conducted.

(c) The Products have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, promoted, distributed, marketed, commercialized, imported, exported, and sold by or on behalf of the Company and its Subsidiaries, as applicable, in material compliance with all applicable Health Laws.

(d) All pre-clinical studies and clinical trials conducted or being conducted with respect to the Products by, or on behalf of, the Company or any of its Subsidiaries have been and are being conducted in material compliance with the FDA’s Good Clinical Practices and Good Laboratory Practices requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58 and 312, and applicable guidance documents, as amended from time to time, the Animal Welfare Act, all applicable similar Health Laws in other jurisdictions, all Health Laws relating to protection of human subjects, and the required experimental protocols, procedures and controls. No clinical trial conducted by, or on behalf of, the Company or any of its Subsidiaries has been terminated or suspended by any Regulatory Authority and neither the Company nor any of its Subsidiaries has received any notifications or other communications from the FDA, any other Regulatory Authority, any institutional review board, ethics committee or safety monitoring committee raising any issues that would reasonably result in a clinical hold or that would otherwise reasonably be expected to delay or materially restrict any clinical studies proposed or currently conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has participated and, to the Knowledge of the Debtors, no such action has been threatened against the Company or any of its Subsidiaries. With respect to each Product, the Company has made available to the Supporting Lenders complete and accurate copies of all material clinical and preclinical data in the possession of the Company and its Subsidiaries and all material written correspondence that exists as of the date of this Agreement among the Company or any of its Subsidiaries and the applicable Regulatory Authorities (including letters, memoranda and emails).

(e) None of the Company, its Subsidiaries or, to the Knowledge of the Debtors, any Person acting on the Company’s or any of its Subsidiaries’ behalf (including a contract manufacturer for the Products) has, with respect to any Product, (i) been subject to a Regulatory Authority shutdown, restriction, or import or export prohibition or (ii) since January 5, 2018, received any FDA Form 483, or other written Regulatory Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the Products that if not complied with would reasonably be expected to have a material effect on the Company and its Subsidiaries, or similar correspondence or notice from any Regulatory Authority alleging or asserting noncompliance with any applicable Law.

(f) None of the Company, its Subsidiaries or, to the Knowledge of the Debtors, any of their respective officers, employees or agents, or, any clinical investigator acting for the Company or any of its Subsidiaries, has (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any other Regulatory Authority to invoke any similar policy. None of the Company, its Subsidiaries or, to the Knowledge of the Debtors, any of their respective officers, employees or agents, or, any clinical investigator acting for the Company or any of its Subsidiaries, is or has been convicted of any crime that has resulted in, or has engaged in any conduct that would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b), exclusion from participation in any federal healthcare program pursuant to 42 U.S.C. Section 1320a-7, or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Health Laws.

(g) None of the Company, its Subsidiaries or, to the Knowledge of the Debtors, any of their respective officers, employees, or agents has, (i) submitted any claim for payment to any government healthcare program in connection with any referrals related to the Products that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”), or any applicable state self-referral Law or (ii) submitted any claim for payment to any government healthcare program related to the Products in material violation of any Laws relating to false claim or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

(h) All manufacturing operations relating to the Products conducted by or on behalf of the Company and its Subsidiaries have been and are being conducted in material compliance with applicable provisions of current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B), 21 C.F.R. Parts 210 and 211, and applicable guidance documents, as amended from time to time. The Products have not been recalled, suspended, discontinued, or subject to any field notification, field correction, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (a “Safety Notice”), either voluntarily by the Company or its Subsidiaries or at the request of the

FDA or any other Regulatory Authority, nor has the Company or its Subsidiaries received any notice from the FDA or any other Regulatory Authority that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of, or seek a Safety Notice regarding the Products, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of the Products. To the knowledge of the Debtors, no Product that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company or any of its Subsidiaries has been adulterated or misbranded. In addition, the Company and each of its Subsidiaries have filed all annual and periodic reports, amendments and safety reports required for any Product required to be made to any Regulatory Authority and, to the Knowledge of the Debtors, has submitted to any Regulatory Authority all applicable patents for listing with the Regulatory Authority in the timeframe required by law and has taken all reasonable steps needed to request and maintain any statutory or regulatory exclusivity applicable to the Products.

(i) The Company and its Subsidiaries have maintained records relating to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of the Products in material compliance with applicable Health Laws, and the Company and its Subsidiaries have submitted to the FDA and other Regulatory Authorities in a timely manner all required notices and annual or other reports, including adverse experience reports and annual reports, related to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of the Products.

Section 5.20 Taxes.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are accurate and complete in all material respects.

(b) All material Taxes owed by the Company and each of its Subsidiaries that are due and payable (whether or not shown as due on a Tax Return) have been timely paid or, if not yet due and payable, adequately reserved against in accordance with GAAP.

(c) No deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved.

(d) The Company and each of its Subsidiaries has not received written notice of any pending Causes of Action, examinations or proposed adjustments in respect of any material amount of Taxes of the Company or any of its Subsidiaries.

(e) All material Taxes required to be withheld or collected by the Company or any of its Subsidiaries have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Taxing Authority, and all IRS forms required with respect thereto have been properly completed and timely filed.

(f) There are no material Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Encumbrances for Taxes or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in any consolidated balance sheet included in the Financial Statements.

(g) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(h) No claim has been received, or is expected by the Company to be received, with respect to the Company or any of its Subsidiaries from a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction which claim has not since been resolved.

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has had any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor.

(j) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax sharing Contract, Tax allocation agreement, Tax indemnity obligation or similar agreement or practice other than (A) Contracts solely among the Company and/or its Subsidiaries and (B) customary Tax indemnification provisions in Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(k) Neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to the filing of a Tax Return or an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(m) The Company has made available to the Supporting Lenders accurate and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes of the Company or any of its Subsidiaries requested or executed in the past five (5) years.

Section 5.21 Insurance. The insurance policies maintained by the Company and its Subsidiaries (the “Insurance Policies”) provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such insurance policies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Insurance Policies is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.22 No Other Representations; No Reliance.

(a) Notwithstanding the delivery or disclosure to the Supporting Lenders, any of their Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in this Article V (in each case, as qualified by the Company Disclosure Letter), (i) neither the Company nor any other Person has made or is making, and each of the Company and its Affiliates expressly disclaims, any representation or warranty of any kind or nature, whether express or implied, at Law or in equity, with respect to the accuracy or completeness of any information provided or made available to the Supporting Lenders by or on behalf of the Company in connection with or related to this Agreement, the transactions contemplated hereby, or the completeness of any information provided in connection therewith and (ii) the Company hereby expressly disclaims any such other representations and warranties.

(b) Except for the representations and warranties contained in Article VI, the Company acknowledges that it (a) has had an opportunity to conduct any and all due diligence with respect to the Supporting Lenders and any of their respective Subsidiaries in connection with the transactions contemplated hereby, (b) has relied solely upon its own independent review, investigation, and/or inspection of any documents in connection with the transactions contemplated hereby and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of Law, or otherwise regarding any Supporting Lender or any Subsidiaries or Affiliates thereof, or with respect to any other information provided or made available to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, or the completeness of any information provided in connection therewith.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING LENDERS

Each applicable Supporting Lender represents and warrants to the Company (as to itself only, severally and not jointly), as follows:

Section 6.1 Qualification; Organization. Each Supporting Lender is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under this Agreement. Each Supporting Lender is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under this Agreement.

Section 6.2 Corporate Authority. Each Supporting Lender has the requisite power and authority to execute and deliver (or to cause one or more of its Affiliates to execute and deliver, as applicable) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and, subject to the Company obtaining necessary Bankruptcy Court approvals from and after the Petition Date, to carry out the Restructuring and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each Supporting Lender. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered (subject, from and after the Petition Date, to the approval of the Bankruptcy Court). Subject to the Company obtaining necessary Bankruptcy Court approvals from and after the Petition Date, this Agreement and each such other document have been duly and validly executed and delivered by each of the applicable Supporting Lenders and each of their applicable Affiliates, and, assuming the due authorization, execution and delivery by the other Parties or their Affiliates, as applicable, constitute a legal, valid and binding agreement of each of the Supporting Lenders and their Affiliates, as applicable, enforceable against such Person in accordance with its terms, subject to the Enforceability Limitations.

Section 6.3 Consents and Approvals. Except as expressly provided in this Agreement or in the Bankruptcy Code and Section 5.4, no consent, waiver, approval, Order, permit or authorization (including those with respect to state licensing required to operate the Business) of, or declaration, filing or registration with, or notification to, any Governmental Entity, including in connection or compliance with the HSR Act, is necessary or required on the part of (a) any Supporting Lender in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby to which such Supporting Lender is a party and (b) any applicable Affiliate of any Supporting Lender in connection with the execution and delivery of any agreement, document or instrument contemplated hereby to which such Person is a party, or in connection with, the performance of such Person’s obligations hereunder and thereunder, or the consummation of the Transactions (with or without notice or lapse of time, or both), except in each case of the foregoing clauses (a) and (b), for immaterial Consents.

Section 6.4 No Violations. The execution or delivery of this Agreement or any agreement, document or instrument contemplated hereby or thereby by any Supporting Lender or any of its applicable Affiliates, the performance of such Person’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, as applicable, do not and will not (a) conflict with or result in any violation or breach of any provisions of the certificate of incorporation, bylaws or other organizational documents of any such Person or (b) conflict with or violate any Order or Law applicable to any Supporting Lender or its properties, rights or assets, except in the case of clause (b), for any conflicts or violations that (y) have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole) and (z) would not reasonably be expected to prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or affect the ability of the Supporting Lenders or their Affiliates, as applicable, to perform their obligations under this Agreement, the Restructuring Term Sheet or any of the Definitive Documents.

Section 6.5 Brokers. Other than Houlihan Lokey Capital, Inc., the Supporting Lenders have not employed or engaged any investment banker, broker or finder who is entitled to any brokerage, finder’s or other fee or any commission from the Supporting Lenders in connection with this Agreement, the Restructuring Term Sheet, the Definitive Documents, the transactions contemplated by this Agreement or any other agreement, document or instrument contemplated hereby or thereby based upon arrangements made by or on behalf of the Supporting Lenders or any of their Affiliates.

Section 6.6 Interested Stockholders. None of the Supporting Lenders nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three (3) years of the date of this Agreement, as those terms are used in Section 203 of the General Corporation Law of the State of Delaware.

Section 6.7 Ownership of Claims. Each Supporting Lender represents and warrants to each of the other Parties that, except as contemplated by the Interfund Transfers, as of the date such Party executes this Agreement or a Transferee Joinder, as applicable: (a) it either (i) is the sole legal and beneficial owner of the aggregate principal amount of Claims set forth on its signature page, in each case, free and clear of any pledge, lien, security interest, charge, claim, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case, that is reasonably expected to adversely affect such Supporting Lender’s performance of its obligations contained in this Agreement or (ii) has full power and authority to vote the Claims (including Prepetition Credit Agreement Claims held through participations or interests or pursuant to permissible transfers) set forth on its signature page; (b) it has full power and authority to vote on and consent to all matters concerning the Claims set forth on its signature page and to exchange, assign, and transfer such Claims; (c) it is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act or (ii) an institutional accredited investor as defined in Rule 501(a)(l), (2), (3) or (7) under the Securities Act; (d) any securities acquired by a Supporting Lender in connection with the Restructuring described herein and in the Restructuring Term Sheet will be acquired for investment purposes and not with a view to distribution in violation of the Securities Act; and (e) it has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims that is inconsistent with the representations and warranties of such Supporting Lender herein or would render such Supporting Lender otherwise unable to comply with this Agreement and perform its obligations hereunder.

Section 6.8 No Other Representations; No Reliance.

(a) Notwithstanding the delivery or disclosure to the Company, any of its Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in this Article VI, (i) neither the Supporting Lenders nor any other Person has made or is making, and each of the Supporting Lenders and its Affiliates expressly disclaims, any representation or warranty of any kind or nature, whether express or implied, at Law or in equity, with respect to the accuracy or completeness of any information provided or made available to the Company by or on behalf of the Supporting Lenders in connection with or related to this Agreement, the transactions contemplated hereby, or the completeness of any information provided in connection therewith and (ii) the Supporting Lenders hereby expressly disclaim any such other representations and warranties.

(b) Except for the representations and warranties contained in Article V, the Supporting Lenders acknowledge that they (a) have had an opportunity to conduct any and all due diligence with respect to the Company and any of its respective Subsidiaries in connection with the transactions contemplated hereby, (b) have relied solely upon their own independent review, investigation, and/or inspection of any documents in connection with the transactions contemplated hereby and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of Law, or otherwise regarding the Company or any Subsidiaries or Affiliates thereof, or with respect to any other information provided or made available to such Supporting Lender in connection with the transactions contemplated hereby, or the completeness of any information provided in connection therewith.

ARTICLE VII

COVENANTS

Section 7.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, during the Effective Period, except (i) as otherwise expressly required or contemplated by this Agreement or the Restructuring Term Sheet, (ii) as required by applicable Law (including the Bankruptcy Code) or (iii) as consented to in writing by the Requisite Supporting Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Business shall be conducted in the ordinary course of business consistent with past practice and in accordance with applicable Law and (y) the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact the Business and their relationship with customers, suppliers, distributors, wholesalers, retailers, employees and Governmental Entities.

(b) Without limiting the generality of, and in furtherance of, the foregoing, during the Effective Period, except (x) as otherwise expressly required or contemplated by this Agreement or the Restructuring Term Sheet, (y) as required by applicable Law (including the Bankruptcy Code) or (z) as consented to in writing by the Requisite Supporting Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries or otherwise enter into any agreements providing for the sale of their respective material assets, operations or business;

(iii) acquire assets outside of the ordinary course of business from any other Person;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock or Equity Interests of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock or Equity Interests, or any options, warrants or other rights of any kind to acquire any of the foregoing;

(v) incur, create or assume any Encumbrance (other than Permitted Encumbrances) on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries;

(vi) (A) incur, assume or guarantee any Indebtedness or capitalized lease obligations or issue any debt securities or (B) make any loans, advances, guarantees or capital contributions to, or investments in, any other Person;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or Equity Interests (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock or Equity Interests (other than this Agreement);

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or Equity Interests or securities convertible or exchangeable into or exercisable for any of the foregoing;

(ix) except in accordance with the Budget (as defined in the Cash Collateral Orders), make or authorize any capital expenditure;

(x) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xi) other than in the ordinary course of business, cancel or terminate (other than, for the avoidance of doubt, any expiration in accordance with its terms), or modify or amend in any material respect, or waive any material rights under, any Material Contract;

(xii) make any material changes with respect to material accounting policies or procedures, except as required by changes in applicable Law or GAAP;

(xiii) settle or compromise any (A) Cause of Action (other than settlements involving only unsecured claims with an allowed amount of less than one hundred thousand dollars ($100,000)), or (B) patent-related Cause of Action involving any of the Company Intellectual Property;

(xiv) transfer, assign, sell, lease, grant (other than in the ordinary course of business) any license with respect to, or, to the extent within the control of the Company or any of its Subsidiaries, abandon or permit to lapse, any material Intellectual Property;

(xv) terminate or fail to renew any material Business Permit;

(xvi) other than in the ordinary course of business, sell, pledge, dispose of, transfer or authorize the sale, pledge, disposition or transfer of any assets or properties of the Company or its Subsidiaries;

(xvii) grant any material licenses, sublicenses, covenants not to assert or similar rights with respect to any assets or properties, whether tangible or intangible, of the Company or its Subsidiaries;

(xviii) fail to use commercially reasonable efforts to maintain the Insurance Policies or to renew or replace the Insurance Policies following their termination;

(xix) except as required pursuant to the terms of any Debtor Plan in effect as of the date of this Agreement or the Approved KEIP, (A) increase in any manner the compensation, consulting fees, incentive, bonus, retirement, welfare, fringe or other benefits, severance or termination pay of any employee or independent contractor, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Debtor Plan or any arrangement that would have been a Debtor Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Debtor Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Debtor Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Debtor Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee, (G) hire any employee or engage any independent contractor (who is a natural person) other than the engagement of independent contractors to fill vacancies or staff currently existing or contemplated projects to the extent not currently staffed or (H) terminate the employment of any officer other than for cause other than any officer who was provided with written notice of termination prior to the date of this Agreement and who is listed on Section 7.1(b)(xix) of the Company Disclosure Letter;

(xx) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xxi) (A) change in any material respect any material method of accounting of the Company or its Subsidiaries for Tax purposes; (B) enter into any agreement with any Taxing Authority (including a “closing agreement” under Code Section 7121) with respect to any material Tax or Tax Returns of the Company or its Subsidiaries; (C) surrender a right of the Company or its Subsidiaries to a material Tax refund; (D) change an accounting period of the Company or its Subsidiaries with respect to any material Tax; (E) file an amended Tax Return; (F) change or revoke any material election with respect to Taxes; (G) make any material election with respect to Taxes that is inconsistent with past practice; (H) file any Tax Return that is inconsistent with past practice; (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than in the ordinary course of business); or (J) take any action (or fail to take any action) that would result in a loss of any material Tax losses, credits or other attributes that may be used to reduce Tax liabilities (provided that, for the avoidance of doubt, the Company shall not be deemed to have violated the covenant in this clause (J) as the result of any action taken at the direction of the Supporting Lenders in connection with the Interfund Transfers);

(xxii) revalue any assets or properties of the Company or its Subsidiaries (including Inventory), except to the extent required by GAAP; or

(xxiii) agree, authorize or commit, in writing or otherwise, to take any of the foregoing actions.

(c) The Supporting Lenders shall not knowingly take or permit any of their Subsidiaries to take any action that is reasonably likely to prevent or materially impede the consummation of the Transactions.

Section 7.2 Access and Information. Subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford the Supporting Lenders and the Supporting Lenders’ officers, directors, employees, agents, counsel, accountants, investment bankers, financing sources and other authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice, to all of the Company’s, its Subsidiaries’ and their applicable Affiliates’ properties, offices and Books and Records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as practicable to the Supporting Lenders all information (financial or otherwise) the Supporting Lenders may reasonably request concerning its Business; provided that no investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty made by the Company herein. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2 to provide the Supporting Lenders or their Representatives with access to or to disclose information (i) the disclosure of which would violate applicable Law, (ii) that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or (iii) to disclose any privileged information of the Company or any of its Subsidiaries.

Section 7.3 Approvals and Consents; Cooperation; Notification.

(a) Subject to the terms and conditions of this Agreement, the Company and the Supporting Lenders shall reasonably cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the Transactions as soon as practicable after the date of this Agreement, including (i) unless otherwise agreed in writing by the Parties, obtaining as promptly as practicable all necessary waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, and (ii) preparing, filing and providing as promptly as practicable all documentation to effect all necessary notices, reports and other filings as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, permits, approvals, permits or authorizations. Subject to applicable Laws relating to the exchange of information, the Supporting Lenders and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Supporting Lenders or the Company or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. In exercising the rights specified in the foregoing sentence, the Company and the Supporting Lenders shall act reasonably and as promptly as practicable.

(b) Each of the Parties shall, in connection with and without limiting the efforts referenced in Section 7.3(a) to obtain any waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorization for the Transactions under any Antitrust Law, (i) cooperate in all respects and consult with the other Parties in connection with any filing or submission with any Governmental Entity in connection with this Section 7.3(b), including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings or submissions and reasonably considering in good faith comments of the other Parties and providing the other Parties with copies of filings and submissions, (ii) submit to customary background checks in connection therewith, (iii) respond promptly to any additional requests from Governmental Entities and (iv) subject to applicable Laws and as required by any Governmental Entity, keep the other Parties reasonably apprised of the status of any waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorization for the Transactions under any Antitrust Law to the extent relating to the completion of the Transactions and to the extent such party is aware of such information, including promptly furnishing the other with copies of notices or other communications received by the Company or the Supporting Lenders or any of their respective Affiliates, as the case may be, from any Governmental Entity with respect to the foregoing clauses (i)-(iii); provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iv) may be redacted (A) to remove references concerning the valuation of any of the Parties or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further that any of the Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3(b) as “Outside Counsel Only Material” and materials so designated shall only be provided to each party’s outside counsel.

(c) Subject to applicable Laws and as required by any Governmental Entity, the Company and the Supporting Lenders each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions to the extent such Party is aware of such information.

(d) The Company shall cooperate with the Supporting Lenders and use (and shall cause its applicable Subsidiaries and Affiliates to use) reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part to complete the transfers among the Supporting Lenders described in Exhibit F hereto (the “Interfund Transfers”).

(e) The Company shall use (and shall cause its applicable Subsidiaries and Affiliates to use) reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part to seek the assumption and approval of this Agreement and the Debtors’ obligations hereunder at the Sale Hearing (as defined in the Bidding Procedures) if the Supporting Lenders are the Successful Bidder (as defined in the Bidding Procedures) at the Auction (as defined in the Bidding Procedures).

(f) Notwithstanding the foregoing, nothing in this Agreement shall require the Supporting Lenders or their Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the completion of the Transactions.

Section 7.4 Employee Matters.

(a) For the twelve (12) month period commencing on the Effective Date, the Supporting Lenders shall permit the Company to honor, and shall not cause the Company to reject, the severance agreements and the severance provisions of the employment agreement between the Company and any of its Subsidiaries and the applicable officer or employee of Company and any of its Subsidiaries, in each case, as in effect as of the date of this Agreement and set forth on Section 7.4(a) of the Company Disclosure Letter, the Company’s and its Subsidiaries’ Severance Plan and the Incentive Compensation Plan.

(b) Prior to making any broad-based written or oral communications to officers and employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide the Supporting Lenders with a copy of the intended communication, the Supporting Lenders shall have no less than three (3) Business Days to review and comment on the communication, and the Company shall consider any such comments in good faith.

(c) From and following the Effective Date, the Supporting Lenders shall procure that any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by employees of the Company and its Subsidiaries, to the same extent such service was credited under a comparable Debtor Plan (except to the extent it would result in a duplication of benefits).

(d) Nothing contained in this Agreement is intended to: (i) be treated as an amendment of any particular Debtor Plan; (ii) prevent the Company and any of its Subsidiaries, the Supporting Lenders or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Date, any Debtor Plan in accordance with their terms; (iii) prevent the Company and any of its Subsidiaries, the Supporting Lenders or any of their Affiliates, after the Effective Date, from terminating the employment of any employee of any of the Company and any of its Subsidiaries or their Subsidiaries; or (iv) create any third-party beneficiary rights in any employee of the Company and any of its Subsidiaries or their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any such employee by the Company and any of its Subsidiaries, the Supporting Lenders or any of their Affiliates or under any benefit plan which any of the Debtors, the Supporting Lenders or any of their Affiliates may maintain.

Section 7.5 Bidding Procedures. Notwithstanding any other provision of this Agreement to the contrary, the Debtors and their respective Representatives shall have the right to initiate, solicit and encourage, whether publicly or otherwise, any Alternative Transaction, including by way of providing access to non-public information pursuant to one or more customary confidentiality agreements, in each case, so long as such actions are in accordance with the Bidding Procedures and the Bidding Procedures Order. The Parties acknowledge and agree that in the event that the Company enters into a definitive agreement with respect to an Alternative Transaction in accordance with the Bidding Procedures and the Bidding Procedures Order, then (i) all obligations of the Parties with respect to the Transactions shall terminate, and (ii) nothing set forth in this Agreement shall restrict or prohibit the Debtors from taking any action that is permitted under the terms of such definitive agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Obligation of the Company and the Supporting Lenders. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a) No Injunctions. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or having the effect of making the Transactions or the transactions contemplated by the Definitive Documents illegal or otherwise prohibiting the consummation of the Transactions or the transactions contemplated by the Definitive Documents. No applicable Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the Transactions or the transactions contemplated by the Definitive Documents.

(b) Bankruptcy Court Orders. The Bankruptcy Court shall not have entered an Order (i) dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) pursuant to Section 1104 of the Bankruptcy Code appointing a trustee, receiver or an examiner to operate and manage any of the Company’s businesses or (iii) that is inconsistent with this Agreement, the Plan or the Confirmation Order in a manner adverse to the Supporting Lenders.

(c) No Alternative Transaction. The Company shall not have entered into definitive documentation with respect to any Alternative Transaction.

Section 8.2 Conditions to Obligation of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Company at or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. (i) The Lender Specified Representations, determined without regard to any qualification as to materiality, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Date as though made at and as of the Effective Date, (ii) the representations and warranties of the Supporting Lenders contained in Article VI (other than the Lender Specified Representations) shall be true and correct, determined without regard to any qualification as to materiality, at and as of the date of this Agreement and at and as of the Effective Date as though made at and as of the Effective Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially hinder or delay any of the Transactions or the transactions contemplated by any of the Definitive Documents or (y) affect the ability of the Supporting Lenders to perform their obligations under this Agreement or the Restructuring Term Sheet or the Supporting Lenders or any of their Affiliates to perform their respective obligations under any of the Definitive Documents, in each case, in any material respect; provided, however, that in each of the foregoing clauses (i) and (ii), any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.

(b) Covenants and Agreements. The covenants and agreements of the Supporting Lenders to be performed at or prior to the Effective Date shall have been performed in all material respects in accordance with this Agreement.

(c) Officer’s Certificate. Each of the Supporting Lenders shall have delivered to the Company a certificate duly executed by an authorized officer of such Supporting Lender certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and if a timely appeal shall have been filed or sought, (A) no stay of the Confirmation Order shall be in effect or (B) if such a stay shall have been granted, then (1) (x) the stay shall have been dissolved or lifted and (y) the appeal would not reasonably be expected to prevent or materially impede the consummation of the Transactions or (2) a Final Order of the district court, circuit court, or other court having jurisdiction to hear such appeal shall have affirmed the Confirmation Order.

Section 8.3 Conditions to Obligation of the Supporting Lenders. The obligations of the Supporting Lenders to consummate the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Requisite Supporting Lenders at or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. (i) The Company Specified Representations, determined without regard to any qualification as to materiality, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Date as though made at and as of the Effective Date, (ii) the representations and warranties of the Company set forth in Article V (other than the Company Specified Representations and the representations and warranties set forth in Section 5.8(f)) shall be true and correct, determined without regard to any qualification as to materiality or “Material Adverse Effect,” at and as of the date of this Agreement and at and as of the Effective Date as though made at and as of the Effective Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) the representations and warranties of the Company set forth in Section 5.8(f) shall be true and correct at and as of the date of this Agreement and at and as of the Effective Date as though made at and as of the Effective Date; provided, however, that, in each case of the foregoing clauses (i) through (iii), any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.

(b) Covenants and Agreements. The covenants and agreements of the Company to be performed at or prior to the Effective Date shall have been performed in all material respects in accordance with this Agreement.

(c) Officer’s Certificates. The Company shall have delivered to the Supporting Lenders a certificate duly executed by an executive officer of the Company certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Confirmation Order. The Confirmation Order shall be a Final Order.

Section 8.4 Frustration of Conditions. No Party may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) Mutual Termination. This Agreement and the obligations hereunder may be terminated by mutual written consent to terminate this Agreement among the Company and the Requisite Supporting Lenders.

(b) Supporting Lender Termination. This Agreement and the obligations hereunder shall automatically terminate three (3) Business Days (or such other notice period as specifically set forth below) following the delivery of written notice from the Supporting Lenders to the Company any time after and during the continuance of any of the following events (each, a “Supporting Lender Termination Event”):

(i) a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company which breach, either individually or in the aggregate with other breaches by the Company, would result in, if occurring or continuing on the Effective Date, the failure of the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, and such breach is not curable or, if such breach is susceptible to cure, such breach remains uncured for a period of six (6) Business Days after receipt of notice thereof (provided that the Supporting Lenders are not then in material breach of any of the covenants, agreements, representations or warranties set forth in this Agreement on the part of the Supporting Lenders);

(ii) any Debtor shall pay or cause to be paid any amount outside of the ordinary course of business and inconsistent with the Budget (as defined in the Cash Collateral Orders), subject to Permitted Variances (as defined in the Cash Collateral Orders), without the consent of the Requisite Supporting Lenders;

(iii) the Bankruptcy Court shall have entered an unstayed Order dismissing one or more of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case or cases under chapter 7 of the Bankruptcy Code;

(iv) an Order denying confirmation of the Plan shall have been entered by the Bankruptcy Court or the Confirmation Order shall have been reversed, vacated or otherwise modified in a manner inconsistent with this Agreement or the Plan without the prior written consent of the Requisite Supporting Lenders;

(v) any of the Debtors move to assume any executory Contracts or unexpired Leases without the consent of the Requisite Supporting Lenders inconsistent with the Plan and such assumption is not remedied within three (3) Business Days following notice thereof to the Company by the Supporting Lenders;

(vi) any court of competent jurisdiction or governmental authority, including any regulatory authority, shall have entered a final, non-appealable judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal or enjoining the consummation of a material portion of the Restructuring and such judgment or order is not stayed, dismissed, vacated or modified within five (5) Business Days following notice thereof to the Company by the Supporting Lenders; provided, however, that in the case of a stay, upon such judgment or order becoming unstayed and five (5) Business Days’ notice thereof to the Company by the Supporting Lenders, a Supporting Lender Termination Event shall be deemed to have occurred;

(vii) the Company fails to comply with or achieve the Milestones set forth in Annex D to the Restructuring Term Sheet; provided, however, the Company shall not have failed to comply with or achieve the Milestones set forth in Annex D to the extent that an extension of any such Milestones for up to three (3) days is required to accommodate the Bankruptcy Court’s calendar;

(viii) the filing by the Company of any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement and the Restructuring Term Sheet in any material respect and such motion is not withdrawn or appropriately modified within two (2) calendar days following notice thereof to the Company by the Supporting Lenders;

(ix) the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Restructuring and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring within five (5) Business Days following notice thereof to the Company by the Supporting Lenders;

(x) any of the following shall have occurred: (a) the Company or any of its Affiliates shall have filed any motion, application, adversary proceeding or cause of action (1) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of any Claims (in any capacity) of the Prepetition Lenders or the liens securing such Claims or (2) otherwise seeking to impose liability upon or enjoin the Prepetition Lenders (in any capacity); or (b) the Company or any affiliate of the Company shall have supported, encouraged or solicited any other party to file any adversary proceeding or Cause of Action referred to in the immediately preceding clause (a) filed by a third party, or consents or does not object (without the consent of the Requisite Supporting Lenders) to the standing of any such third party to bring such application, adversary proceeding or Cause of Action;

(xi) the Company (a) withdraws or revokes the Plan or files, propounds or otherwise supports any chapter 11 plan other than the Plan, (b) cancel, terminate, abandon, cease or otherwise fail to complete the Auction (as defined in the Bidding Procedures) in accordance with the Bidding Procedures and the Bidding Procedures Order other than in order to complete the Transactions, or (c) files or publicly proposes, announces, enters into or otherwise supports any (i) Alternative Transaction that is not in compliance with the Bidding Procedures and the Bidding Procedures Order or (ii) amendment or modification to the Restructuring containing any terms that are inconsistent with the implementation of, and the terms set forth in, the Restructuring Term Sheet unless such amendment or modification is otherwise consented to in accordance with Section 10.14;

(xii) on or after the date of this Agreement the Company consummates any merger, consolidation, material disposition, material acquisition, material investment, dividend, incurrence of Indebtedness or other similar transaction outside the ordinary course of business that is inconsistent with the restrictions set forth in Section 7.1(b), other than with the consent of the Requisite Supporting Lenders;

(xiii) the Definitive Documents and any amendments, modifications or supplements thereto include terms that are inconsistent in any material respect with this Agreement or the Restructuring Term Sheet and such inconsistency has not been corrected within three (3) Business Days after notice thereof has been given by the Supporting Lenders to the Company;

(xiv) the Bankruptcy Court shall have entered an unstayed Order pursuant to Section 1104 of the Bankruptcy Code appointing a trustee, receiver or an examiner to operate and manage any of the Company’s businesses;

(xv) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to material assets of the Debtors without the consent of the Requisite Supporting Lenders;

(xvi) the occurrence of any event, development, change or effect since the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xvii) the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan; or

(xviii) the failure of the Company to pay the fees and expenses of the Supporting Lenders in accordance with Section 10.13 of this Agreement, the Prepetition Credit Agreement, the Restructuring Term Sheet and the Cash Collateral Orders and such fees and expenses are not paid within three (3) Business Days following notice thereof to the Company by the Supporting Lenders.

The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder as a result of a Supporting Lender Termination Event, and the delivery of any notice by the Supporting Lenders pursuant to any of the provisions of this Section 9.1(b) shall not violate the automatic stay imposed in connection with the Chapter 11 Cases.

(c) Automatic Termination. This Agreement and the obligations hereunder shall automatically and immediately terminate if, following the delivery of any notice by the Supporting Lenders pursuant to Section 9.1(b), the Company or any other party-in-interest asserts that the termination of this Agreement or the delivery of such notice violates the automatic stay imposed in connection with the Chapter 11 Cases.

(d) Company Termination. This Agreement and the obligations, hereunder may be terminated by the Company upon three (3) Business Days advance written notice thereof to the Supporting Lenders (or such other notice period as specifically set forth below) upon the occurrence of any of the following events (each, a “Company Termination Event”) unless (i) to the extent curable, such Company Termination Event has been cured by the applicable Supporting Lenders during such three (3) Business Day notice period (or such other applicable notice period as specifically set forth below) or (ii) such Company Termination Event is waived in accordance with Section 10.14:

(i) a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Supporting Lenders which breach, either individually or in the aggregate with other breaches by the Supporting Lenders, would result in, if occurring or continuing on the Effective Date, the failure of the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, and such breach is not curable or, if such breach is susceptible to cure, such breach remains uncured for a period of twenty (20) Business Days after receipt of notice thereof (provided that the Company is not then in material breach of any of the covenants, agreements, representations or warranties set forth in this Agreement on the part of the Company);

(ii) any court of competent jurisdiction or governmental authority, including any regulatory authority, shall have entered a final, non-appealable judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal or enjoining the consummation of a material portion of the Restructuring and such judgment or order is not stayed, dismissed, vacated or modified within twenty-five (25) calendar days following notice thereof to the Supporting Lenders by the Company; provided, however, that in the case of a stay, upon such judgment or order becoming unstayed and twenty-five (25) calendar days’ notice thereof to the Supporting Lenders by the Company, a Company Termination Event shall be deemed to have occurred;

(iii) the Supporting Lenders fail to provide an extension of any of the Milestones as required to accommodate the Bankruptcy Court’s calendar;

(iv) Deerfield fails, at any time during the Effective Period, to collectively hold or control 66.67% or more of the aggregate principal amount of the Prepetition Credit Agreement Claims; or

(v) the filing by the Supporting Lenders of any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and the Restructuring Term Sheet.

Section 9.2 Termination Upon Effective Date or Outside Date. This Agreement shall terminate automatically without further required action or notice upon the sooner to occur of (a) Effective Date and (b) any Party’s written notice to the other Parties of termination pursuant to this Section 9.2 on or after the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Plan to become effective on or before the Outside Date.

Section 9.3 Effect of Termination. Upon termination of this Agreement, (a) this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and shall have all the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that the rights and obligations of the Parties under Section 10.13, if applicable, with respect to the payment of fees and expenses incurred up to such date of termination shall survive such termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; and (b) to the extent Bankruptcy Court permission shall be required for a Supporting Lender to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan or any release, the Company shall support and not object to such change or withdrawal and shall use reasonable best efforts to modify or amend its Plan or other pleadings, as applicable, to permit such Supporting Lender to change or withdraw (or cause to be changed or withdrawn) such vote or release. Nothing in this Section 9.3 shall relieve any Party from (i) liability for such Party’s breach of such Party’s obligations hereunder or (ii) obligations under this Agreement that expressly survive termination of this Agreement pursuant to Section 10.6.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Agreement Effective Time. This Agreement shall become effective and binding upon each of the Parties as of the date when counterpart signatures pages to this Agreement are executed and delivered by the Company and the Supporting Lenders.

Section 10.2 No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes for the acceptance of the Plan (or any other chapter 11 plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Supporting Lenders will not be solicited until the Supporting Lenders have received the Disclosure Statement and related ballots.

Section 10.3 Purpose of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring.

Section 10.4 Admissibility of this Agreement. Each Party agrees that this Agreement, the Restructuring Term Sheet and all documents, agreements and negotiations relating thereto (including any prior drafts of any of the foregoing) shall not, pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, be admissible into evidence or constitute an admission or agreement in any proceeding involving a Party, other than the final execution versions of this Agreement and the Exhibits thereto.

Section 10.5 Several, Not Joint Obligations. The agreements, representations, and obligations of the Supporting Lenders under this Agreement are, in all respects, several and not joint. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

Section 10.6 Survival. Notwithstanding any termination of this Agreement pursuant to Article IX, the agreements and obligations of the Parties in this Article X and Section 9.3 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Section 10.7 Public Announcements. Unless otherwise required by applicable Law or by obligations of the Company or the Supporting Lenders or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or in order to enforce a party’s rights or remedies under this Agreement, the Company, on the one hand, and the Supporting Lenders, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the Transactions or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

Section 10.8 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)	if to the Supporting Lenders, to:

Deerfield Management Company, L.P.

780 Third Avenue, 38th Floor

New York, New York 10017

Email:         bsendrowski@deerfield.com

epress@deerfield.com

Attention:   Bryan Sendrowski

Elliot Press

with copies (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:    Brian E. Hamilton

Ari B. Blaut

James L. Bromley

Email:         hamiltonb@sullcrom.com

blauta@sullcrom.com

bromleyj@sullcrom.com

and

(b)	if to the Company, to:

Melinta Therapeutics, Inc.

44 Whippany Road, Suite 280

Morristown, New Jersey 07960

Email:           Jsanfilippo@melinta.com

Attention:     Jennifer Sanfilippo

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Facsimile:    (617) 573-4822

Email:          graham.robinson@skadden.com

christopher.novak@skadden.com

Attention:    Graham Robinson

Christopher E. Novak

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Facsimile:   (312) 407-0700

Email:          ron.meisler@skadden.com

christopher.dressel@skadden.com

Attention:    Ron Meisler

Christopher Dressel

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Facsimile:   (302) 651-3001

Email:         faiz.ahmad@skadden.com

richard.west@skadden.com

Attention:    Faiz Ahmad

Richard H. West

Section 10.9 Descriptive Headings; Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

Section 10.10 Representation by Counsel; No Strict Construction. Each Party acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. This Agreement is the product of arm’s-length negotiations among the Parties and its provisions shall be interpreted in a neutral manner and one intended to effect the intent of the Parties. The Company, on the one hand, and the Supporting Lenders, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Company and the Supporting Lenders, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any person with respect to this Agreement.

Section 10.11 Entire Agreement. Subject to the Restructuring Term Sheet and the Definitive Documents, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements and all other prior negotiations between and among the Company and the Supporting Lenders (and their respective advisors), oral or written, between the Parties with respect thereto, to the maximum extent they relate in any way to the subject matter hereof; provided that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Supporting Lender (and such Supporting Lender’s advisors) shall continue in full force and effect in accordance with and only to the extent of their respective terms.

Section 10.12 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement, and all Causes of Action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of New York, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of New York or any other jurisdiction) would be required thereby.

(b) By its execution and delivery of this Agreement, subject to the commencement of the Chapter 11 Cases, each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Bankruptcy Court for the purpose of any Cause of Action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. At any time prior to the filing of the Chapter 11 Cases, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state or federal courts located within in the Borough of Manhattan, the City of New York in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each party hereto hereby consents to service of process in the manner and at the address set forth in Section 10.8.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE RESTRUCTURING TERM SHEET AND THE DEFINITIVE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.12(C).

Section 10.13 Transaction Expenses. The Debtors shall pay (a) one (1) Business Day prior to the Petition Date, (b) subject to the Cash Collateral Orders, including the payment procedures set forth therein, on the Effective Date and (c) otherwise in accordance with the terms of any applicable fee letters and court orders during the pendency of the Chapter 11 Cases, all accrued and unpaid fees, costs and expenses of the Supporting Lenders in connection with the Restructuring (provided that the amount paid pursuant to (a) above shall be agreed by the Debtors and the Supporting Lenders and shall be less than the total amount of accrued and unpaid expenses owing to the Supporting Lenders as of such date) without the need to file any application with, or obtain any order from, the Bankruptcy Court, including, without limitation, the fees, costs and expenses of (i) Sullivan & Cromwell LLP, (ii) Houlihan Lokey Capital, Inc., (iii) Landis Rath, (iv) any other professionals that may be retained by the Supporting Lenders in connection with the Restructuring and (v) counsel for the Prepetition Agent. The Debtors shall also enter into ordinary and customary fee letters with the foregoing professionals and fund the retainers and other amounts required thereunder as a condition precedent to the effectiveness of this Agreement.

Section 10.14 Amendments and Waivers.

(a) Any amendment or modification of any term or provision of this Agreement or the Restructuring and any waiver of any term or provision of this Agreement or of the Restructuring or of any default, misrepresentation, or breach of warranty or covenant hereunder shall not be valid unless the same shall be in writing and signed by the Company and the Requisite Supporting Lenders or (ii) confirmed by email by both counsel to the Company and counsel to the Requisite Supporting Lenders representing that it is acting with the authority of the Company and the Requisite Supporting Lenders, respectively.

(b) In determining whether any consent or approval has been given or obtained by the Requisite Supporting Lenders, the Requisite Supporting Lenders shall at all times be comprised of members who constituted the Requisite Supporting Lenders, and any loans held by any then-existing Supporting Lender, as applicable, that is in material breach of its covenants, obligations or representations under this Agreement shall be excluded from such determination, and the loans held by such Supporting Lender, as applicable, shall be treated as if they were not outstanding.

(c) Any waiver shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

(d) The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Notwithstanding anything to the contrary in this Section 10.14, no amendment, modification or waiver of any term or provision of this Agreement or the Restructuring shall be effective with respect to any Supporting Lender without such Supporting Lender’s prior written consent to the extent such amendment, modification or waiver materially affects such Supporting Lender in a manner that is disproportionately adverse to such Supporting Lender in relation to the other Supporting Lenders.

(f) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 10.15 Parties, Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, estates (including the Estates), administrators and representatives. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as otherwise expressly provided herein. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties (and those permitted assigns under Section 3.3), any benefit or any legal or equitable right, remedy or claim under this Agreement; provided, however, that a Supporting Lender may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates without any other Party’s consent. Upon any such permitted assignment, the references in this Agreement to the applicable Party will also apply to any such assignee unless the context otherwise requires.

Section 10.16 No Waiver of Participation and Reservation of Right. Except as expressly provided in this Agreement or the Plan, nothing herein is intended to, nor does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of each of the Parties to protect and preserve its rights, remedies and interests, including Claims against and interests in the Company. If the Restructuring is not consummated, or following the occurrence of a Supporting Lender Termination Event, a Company Termination Event, an event triggering automatic termination pursuant to Section 9.1(c), or the termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights.

Section 10.17 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as expressly set forth in this Agreement.

Section 10.18 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Executed copies of this Agreement may be delivered by facsimile or by electronic mail in portable document format (.pdf), which shall be deemed to be an original for the purposes of this Section 10.18.

Section 10.19 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.20 Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement would cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the sole event of any breach, the other Parties shall be entitled to the remedy of specific performance and injunctive or other equitable relief (including attorney’s fees and costs) to enforce such covenants and agreements, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

Section 10.21 Conflicts. In the event the terms and conditions set forth in the Restructuring Term Sheet and in this Agreement are inconsistent, the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement and the Restructuring Term Sheet, the terms of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 10.21 shall affect, in any way, the requirements that the Plan and the Confirmation Order be in all material respects materially consistent with this Agreement and the Restructuring Term Sheet and the requirements set forth herein for the amendment of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Supporting Lenders have caused this Agreement to be executed on their behalf as of the date first written above.

MELINTA THERAPEUTICS, INC.

By:	/s/ Jennifer A. Sanfilippo
Name: Jennifer A. Sanfilippo
Title: Interim Chief Executive Officer

SUPPORTING LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory